Exhibit 2.1











                       AGREEMENT AND PLAN OF MERGER



                                   among



                     EMPRESAS LA MODERNA, S.A. de C.V.

                           BIONOVA, S.A. de C.V.

                             BIONOVA U.S. INC.

                         BIONOVA ACQUISITION, INC.



                                    and



                     DNA PLANT TECHNOLOGY CORPORATION







                             January 26, 1996

                        TABLE OF CONTENTS

                                                                       Page

AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE I THE MERGER AND RELATED TRANSACTIONS. . . . . . . . . . . . . .  2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.2  Effective Time of the Merger . . . . . . . . . . . . . . . . .  2
     1.3  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     1.4  Effects of the Merger. . . . . . . . . . . . . . . . . . . . .  2
     1.5  Certificate of Incorporation . . . . . . . . . . . . . . . . .  2
     1.6  Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.7  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.8  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.9  Name Change. . . . . . . . . . . . . . . . . . . . . . . . . .  3
     1.10 Directors of the Surviving Corporation . . . . . . . . . . . .  3
     1.11 Capitalization of Bionova U.S. and Surviving Corporation . . .  4

ARTICLE II     CONVERSION OF SECURITIES; ASSUMPTION OF OPTIONS AND WARRANTS
     2.1  Conversion of Securities . . . . . . . . . . . . . . . . . . .  5
     2.2  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .  6
     2.3  Exchange of Certificates . . . . . . . . . . . . . . . . . . .  6
     2.4  Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.5  Stock Options. . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.6  Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III    REPRESENTATIONS AND WARRANTIES REGARDING THE
          COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . 10
     3.2  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.3  Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . 11
     3.4  Capitalization of the Company. . . . . . . . . . . . . . . . . 11
     3.5  Authority Relative to This Agreement . . . . . . . . . . . . . 12
     3.6  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . 12
     3.7  Governmental Approvals . . . . . . . . . . . . . . . . . . . . 12
     3.8  Company Subsidiaries . . . . . . . . . . . . . . . . . . . . . 13
     3.9  Inapplicability of Section 203 . . . . . . . . . . . . . . . . 14
     3.10 SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.11 Absence of Undisclosed Liabilities . . . . . . . . . . . . . . 14
     3.12 Absence of Certain Changes . . . . . . . . . . . . . . . . . . 15
     3.13 Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     3.14 Compliance With Laws . . . . . . . . . . . . . . . . . . . . . 15
     3.15 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 16
     3.16 Title to Properties. . . . . . . . . . . . . . . . . . . . . . 16
     3.17 Sufficiency and Condition of Properties. . . . . . . . . . . . 16
     3.18 Intellectual Property. . . . . . . . . . . . . . . . . . . . . 17
     3.19 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.20 Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     3.21 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     3.22 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 23
     3.23 Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . 25
     3.24 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.25 Confidentiality Matters. . . . . . . . . . . . . . . . . . . . 26
     3.26 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     3.27 Insider Interests. . . . . . . . . . . . . . . . . . . . . . . 26
     3.28 Offerings of Securities. . . . . . . . . . . . . . . . . . . . 27
     3.29 Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.30 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     3.31 Disclosure Documents . . . . . . . . . . . . . . . . . . . . . 27
     3.32 Representations and Warranties on Closing Date . . . . . . . . 28
     3.33 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING PARENT,
          BIONOVA MEXICO, BIONOVA U.S. AND SUB . . . . . . . . . . . . . 28
     4.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . 28
     4.2  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . 29
     4.3  Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . 29
     4.4  Authority Relative to This Agreement . . . . . . . . . . . . . 29
     4.5  Noncontravention . . . . . . . . . . . . . . . . . . . . . . . 30
     4.6  Governmental Approvals . . . . . . . . . . . . . . . . . . . . 30
     4.7  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 31
     4.8  Brokerage Fees . . . . . . . . . . . . . . . . . . . . . . . . 31
     4.9  Stock Ownership of Bionova Mexico, Bionova U.S. and Sub. . . . 31
     4.10 Parent Securities Filings. . . . . . . . . . . . . . . . . . . 32
     4.11 Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE V REPRESENTATIONS AND WARRANTIES
          REGARDING THE BIONOVA GROUP. . . . . . . . . . . . . . . . . . 33
     5.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . 33
     5.2  Qualification. . . . . . . . . . . . . . . . . . . . . . . . . 33
     5.3  Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . 33
     5.4  Capitalization of the Bionova Group. . . . . . . . . . . . . . 33
     5.5  Financial Statements . . . . . . . . . . . . . . . . . . . . . 34
     5.6  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . 34
     5.7  Absence of Certain Changes . . . . . . . . . . . . . . . . . . 35
     5.8  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     5.9  Compliance With Laws . . . . . . . . . . . . . . . . . . . . . 36
     5.10 Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 36
     5.11 Title to Properties. . . . . . . . . . . . . . . . . . . . . . 36
     5.12 Sufficiency and Condition of Properties. . . . . . . . . . . . 37
     5.13 Intellectual Property. . . . . . . . . . . . . . . . . . . . . 37
     5.14 Permits. . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     5.15 Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     5.16 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.17 Environmental Matters. . . . . . . . . . . . . . . . . . . . . 42
     5.18 Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . 43
     5.19 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.20 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.21 Insider Interests. . . . . . . . . . . . . . . . . . . . . . . 44
     5.22 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     5.23 Disclosure Documents . . . . . . . . . . . . . . . . . . . . . 45
     5.24 Representations and Warranties on Closing Date . . . . . . . . 45
     5.25 Confidentiality Matters. . . . . . . . . . . . . . . . . . . . 46
     5.26 Offerings of Securities. . . . . . . . . . . . . . . . . . . . 46
     5.27 Customers and Suppliers. . . . . . . . . . . . . . . . . . . . 46
     5.28 No Prior Activities. . . . . . . . . . . . . . . . . . . . . . 46
     5.29 Holding Company. . . . . . . . . . . . . . . . . . . . . . . . 46
     5.30 Arm's Length Contracts . . . . . . . . . . . . . . . . . . . . 46
     5.31 Real Property. . . . . . . . . . . . . . . . . . . . . . . . . 47
     5.32 Leased Property. . . . . . . . . . . . . . . . . . . . . . . . 47
     5.33 Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     5.34 Bionova U.S. Common Stock. . . . . . . . . . . . . . . . . . . 48
     5.35 Capital Contribution . . . . . . . . . . . . . . . . . . . . . 48
     5.36 Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE VI  CONDUCT OF PARTIES PENDING CLOSING . . . . . . . . . . . . . 48
     6.1  Conduct and Preservation of Business . . . . . . . . . . . . . 48
     6.2  Restrictions on Certain Actions. . . . . . . . . . . . . . . . 48

ARTICLE VII  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . 51
     7.1  Access to Information; Confidentiality . . . . . . . . . . . . 51
     7.2  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . 52
     7.3  Special Meeting; Proxy Statement . . . . . . . . . . . . . . . 52
     7.4  Proxy Statement/Registration Statement . . . . . . . . . . . . 53
     7.5  Reasonable Best Efforts. . . . . . . . . . . . . . . . . . . . 54
     7.6  HSR Act Notification . . . . . . . . . . . . . . . . . . . . . 54
     7.7  Public Announcements . . . . . . . . . . . . . . . . . . . . . 54
     7.8  Delivery and Amendment of Schedules. . . . . . . . . . . . . . 55
     7.9  Delivery of 1995 Audited Financial Statements. . . . . . . . . 55
     7.10 Notice of Litigation . . . . . . . . . . . . . . . . . . . . . 56
     7.11 Notification of Certain Matters. . . . . . . . . . . . . . . . 56
     7.12 Bionova U.S. Standstill. . . . . . . . . . . . . . . . . . . . 56
     7.13 Indemnification and Insurance. . . . . . . . . . . . . . . . . 57
     7.14 Limited Guaranty of Parent . . . . . . . . . . . . . . . . . . 57
     7.15 Governing Documents. . . . . . . . . . . . . . . . . . . . . . 58
     7.16 Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . 58
     7.17 Bionova U.S. Organizational Documents. . . . . . . . . . . . . 58
     7.18 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

ARTICLE VIII  CONDITIONS TO OBLIGATIONS OF THE PARTIES . . . . . . . . . 58
     8.1  HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     8.2  Stockholder Approval . . . . . . . . . . . . . . . . . . . . . 58
     8.3  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . 59
     8.4  Registration Statement . . . . . . . . . . . . . . . . . . . . 59
     8.5  Bionova U.S. Common Stock. . . . . . . . . . . . . . . . . . . 59

ARTICLE IX  CONDITIONS TO OBLIGATIONS OF THE COMPANY . . . . . . . . . . 59
     9.1  Representations and Warranties True. . . . . . . . . . . . . . 59
     9.2  Covenants and Agreements Performed . . . . . . . . . . . . . . 59
     9.3  Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . 59
     9.4  Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . 60
     9.5  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . 60
     9.6  No Material Adverse Change . . . . . . . . . . . . . . . . . . 60
     9.7  Phase I Environmental. . . . . . . . . . . . . . . . . . . . . 60
     9.8  Governance Agreement . . . . . . . . . . . . . . . . . . . . . 60
     9.9  Long-Term Funded Research Agreement. . . . . . . . . . . . . . 60
     9.10 Severance Agreements . . . . . . . . . . . . . . . . . . . . . 60

ARTICLE X CONDITIONS TO OBLIGATIONS OF PARENT,
            BIONOVA MEXICO, BIONOVA U.S. AND SUB . . . . . . . . . . . . 61
     10.1 Representations and Warranties True. . . . . . . . . . . . . . 61
     10.2 Covenants and Agreements Performed . . . . . . . . . . . . . . 61
     10.3 Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . 61
     10.4 Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . . 61
     10.5 No Material Adverse Change . . . . . . . . . . . . . . . . . . 61
     10.6 Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . 61
     10.7 Phase I Environmental. . . . . . . . . . . . . . . . . . . . . 61
     10.8 Authorized Shares. . . . . . . . . . . . . . . . . . . . . . . 62

ARTICLE XI  TERMINATION, AMENDMENT, AND WAIVER . . . . . . . . . . . . . 62
     11.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . 62
     11.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . 63
     11.3 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     11.4 Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     11.5 Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

ARTICLE XII  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 66
     12.1 Nonsurvival of Representations, Warranties, and Agreements . . 66
     12.2 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 66
     12.3 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     12.4 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . 69
     12.5 Binding Effect; Assignment; No Third Party Benefit . . . . . . 69
     12.6 Severability . . . . . . . . . . . . . . . . . . . . . . . . . 69
     12.7 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . 69
     12.8 Further Assurances . . . . . . . . . . . . . . . . . . . . . . 69
     12.9 Descriptive Headings . . . . . . . . . . . . . . . . . . . . . 70
     12.10     Gender. . . . . . . . . . . . . . . . . . . . . . . . . . 70
     12.11     References. . . . . . . . . . . . . . . . . . . . . . . . 70
     12.12     Counterparts. . . . . . . . . . . . . . . . . . . . . . . 70
     12.13     Assignment. . . . . . . . . . . . . . . . . . . . . . . . 70
     12.14     Confidentiality Agreement and Standstill. . . . . . . . . 70

ARTICLE XIII  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . 71
     13.1 Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . 71
     13.2 Certain Additional Defined Terms . . . . . . . . . . . . . . . 74
     13.3 Construction . . . . . . . . . . . . . . . . . . . . . . . . . 75

                       AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 26, 1996, among Empresas La Moderna, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Parent"), Bionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States and a wholly owned subsidiary of Parent (except for four shares thereof owned by affiliates of Parent) ("Bionova Mexico"), Bionova U.S. Inc., a Delaware corporation and a wholly owned subsidiary of Bionova Mexico ("Bionova U.S."), Bionova Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Bionova U.S. ("Sub"), and DNA Plant Technology Corporation, a Delaware corporation (the "Company").


                           W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Bionova Mexico, Bionova U.S., Sub and the Company have determined that the transactions contemplated hereby are desirable and in the best interests of those entities and their respective stockholders; and

     WHEREAS, the respective Boards of Directors of Bionova U.S., Sub and the Company, and Bionova U.S., acting as the sole stockholder of Sub, have approved the Merger of Sub with and into the Company in a transaction in which the Company will be the surviving entity and will become a wholly-owned subsidiary of Bionova U.S. and the stockholders of the Company will become stockholders of Bionova U.S., all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has resolved to recommend that stockholders of the Company approve this Agreement and the Merger; and

     WHEREAS, on the Closing Date, Parent shall cause to be transferred to Bionova U.S. all of the capital stock then owned by Parent or affiliates thereof in International Produce Holding Company, a Delaware corporation ("IPHC"), and Agricola Batiz, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("ABSA"), as provided in Section 1.11(c); and

     WHEREAS, the Non-Exclusive Patent License Agreement and the Loan Agreement have been executed and delivered as of the date hereof; and

     WHEREAS, the parties intend that the Merger qualify for accounting treatment as a purchase; and

     WHEREAS, the parties intend that the Merger shall constitute for United States federal income tax purposes a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and that this Agreement, as it relates to the Merger, shall constitute a "plan of reorganization" within the meaning thereof; and

     WHEREAS, the parties desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger; and

     WHEREAS, certain terms which are used herein shall have the respective meanings ascribed to such terms in Article XIII;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Bionova Mexico, Bionova U.S., Sub and the Company hereby agree as follows:


                                 ARTICLE I

                    THE MERGER AND RELATED TRANSACTIONS

     1.1 The Merger. At the Effective Time, and on the terms and subject to the conditions set forth in this Agreement, Sub shall be merged with and into the Company (the "Merger"), the Company shall continue its corporate existence under the General Corporation Law of the State of Delaware ("State Law") as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate corporate existence of Sub shall cease.

     1.2 Effective Time of the Merger. At the Closing, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of State Law. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of Delaware (the "Effective Time").

     1.3 Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Thompson & Knight, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, as soon as practicable after the satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in Articles VIII, IX and X or (ii) at such other time or place or on such other date as the parties hereto shall agree, provided that the closing conditions set forth in Articles VIII, IX and X have been satisfied or waived at or prior to such other time and date. The date on which the Closing occurs is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously.

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of State Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers, and franchises of the Company and Sub shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and all debts, liabilities, and duties of the Company and Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by State Law.

     1.6 Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided by State Law.

     1.7 Directors. The initial directors of Bionova U.S. following the Effective Time shall be as set forth in Schedule 1.7, each to hold office in accordance with the Certificate of Incorporation and Bylaws of Bionova U.S. and until his successor is duly elected and qualified in accordance with State Law or until his earlier death, resignation, or removal. Not later than the date on which the Company first transmits its preliminary Proxy Statement to the Securities and Exchange Commission as provided in Section 7.4, letters from each of those persons identified in Schedule 1.7 shall have been obtained pursuant to which they shall consent to their designation as such directors; provided that if any such person shall not have consented to serve as a director by that date, then a substitute therefor shall be appointed in a manner consistent with the applicable terms of the Governance Agreement.

     1.8 Officers. The initial officers of Bionova U.S. following the Effective Time shall be identified by Bionova U.S. not later than the date on which the Company first transmits its preliminary Proxy Statement to the Securities and Exchange Commission as provided in Section 7.4. Each such officer shall hold office in accordance with the Certificate of Incorporation and Bylaws of Bionova U.S. and until his successor is duly elected and qualified in accordance with State Law or until his earlier death, resignation, or removal.

     1.9 Name Change. Prior to or on the Closing Date, the Certificate of Incorporation of Bionova U.S. shall be amended to change the name of Bionova U.S. to "DNAP Holding Corporation."

     1.10 Directors of the Surviving Corporation. Prior to or on the Closing Date, the then existing directors of the Company and each Company Subsidiary shall have submitted their resignations from such positions. On the Closing Date, Bionova U.S., then acting as the sole stockholder of the Surviving Corporation, and the Surviving Corporation, then acting as the sole stockholder of each Company Subsidiary, shall cause to be elected as directors of each of the Surviving Corporation and each Company Subsidiary, as the case may be, the persons listed on Schedule 1.10. Such persons shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and each Company Subsidiary, as the case may be, and until his successor is duly elected and qualified in accordance with State Law or until his earlier death, resignation, or removal. Not later than the date on which the Company first transmits its preliminary Proxy Statement to the Securities and Exchange Commission as provided in Section 7.4, letters from each of those persons identified in Schedule 1.10 shall have been obtained pursuant to which they shall consent to their designation as such directors; provided that if any such person shall not have consented to serve as a director by that date, then a substitute therefor shall be appointed by Parent.

     1.11 Capitalization of Bionova U.S. and Surviving Corporation.

          (a) Concurrent with the execution and delivery of this Agreement, Bionova U.S. and the Company have entered into the Loan Agreement and Bionova U.S. has loaned the sum of $5 million to the Company as provided in Section 2.01(i) of the Loan Agreement. Subject to the terms of the Loan Agreement, on the date specified in Section 2.01(ii) of the Loan Agreement, Bionova U.S. shall, and Parent shall cause Bionova U.S. to, loan the additional sum of $5 million to the Company as provided therein. In each such case, Parent or affiliates thereof will have provided such funds to Bionova U.S. and such funds will have been provided to Bionova U.S. from sources other than the members of the Bionova Group.

          (b) On the Closing Date, Parent shall cause to be transferred to Bionova U.S. free and clear of all Encumbrances all of the capital stock then owned by Parent or affiliates thereof in IPHC and ABSA, which entities shall then own, directly or indirectly, all of the issued and outstanding capital stock of each other member of the Bionova Group (except for Bionova Mexico, except to the extent specified in Schedule
     5.4 and except for dormant members of the Bionova Group which do not have material operations or assets). At such time, such transferred businesses shall represent all of the assets and earning power indicated in the Bionova Group Financial Statements delivered pursuant to Section
     5.5 (except for immaterial variations resulting from the ordinary course of business).

          (c) On the Closing Date, Parent shall cause the $10 million provided to Bionova U.S. referenced in Section 1.11(a) to be deemed a contribution to the capital of Bionova U.S. Under such circumstances, any related accounting entries previously recorded by any of Parent or its affiliates or by Bionova U.S., as the case may be, shall be appropriately modified to reflect such capital contribution, and any conflicting written arrangements shall be deemed cancelled and of no further force and effect.

          (d) In consideration of the transactions specified in Section 1.11(b) and Section 1.11(c), on the Closing Date Bionova U.S. shall issue to Bionova Mexico such number of shares of Bionova U.S. Common Stock as shall represent (when added to the 25,000 shares of Bionova U.S. Common Stock owned by Bionova Mexico as of the date of this Agreement) 70% (assuming that the holder of any Dissenting Shares does not exercise its appraisal rights under State Law) of the issued and outstanding shares thereof as of the Effective Time of the Merger. Such shares shall be fully paid and nonassessable shares of Bionova U.S. Common Stock. At the Effective Time, all other issued and outstanding shares of Bionova U.S. Common Stock shall be represented by the shares thereof issued pursuant to Sections 2.1(a), (b) and (c).


                                ARTICLE II

       CONVERSION OF SECURITIES; ASSUMPTION OF OPTIONS AND WARRANTS

     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Bionova U.S., Sub, the Company or any holder of any of the following securities, the following events will transpire:

          (a) Each then outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock") (other than the shares of Company Common Stock referred to in Section 2.1(d)) shall be converted into the right to receive one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of Bionova U.S. ("Bionova U.S. Common Stock"), provided, however, that no fractional shares of Bionova U.S. Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 2.3(d). All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Bionova U.S. Common Stock and any cash in lieu of fractional shares as hereinafter provided.

          (b)  Each then outstanding share of $2.25 Convertible
     Exchangeable Preferred Stock, par value $0.01 per share, of the Company ("Company Convertible Exchangeable Preferred Stock") (other than the shares of such stock referred to in Section 2.1(d)) shall be converted into the right to receive 6.8375 fully paid and nonassessable shares of Bionova U.S. Common Stock, provided, however, that no fractional shares of Bionova U.S. Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 2.3(d). All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Bionova U.S. Common Stock and any cash in lieu of fractional shares as hereinafter provided.

          (c)  Each then outstanding share of Series A Convertible
     Preferred Stock, par value $0.01 per share, of the Company ("Company Series A Preferred Stock") (other than (i) the shares of such stock referred to in Section 2.1(d) and (ii) Dissenting Shares) shall be converted into the right to receive 1,000 fully paid and non assessable shares of Bionova U.S. Common Stock, provided, however, that no fractional shares of Bionova U.S. Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made in accordance with Section 2.3(d). All such shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of Bionova U.S. Common Stock and any cash in lieu of fractional shares or any amount paid in respect to appraisal rights, if any, as hereinafter provided.

          (d) Each share of Company Common Stock, Company Convertible Exchangeable Preferred Stock and Company Series A Preferred Stock (collectively "Company Stock") then held in the treasury of the Company or by any of the Company Subsidiaries shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (e) Each then outstanding share of Common Stock, par value $.01 per share, of Sub shall be converted into and become one fully paid and nonassessable share of Company Common Stock.

          (f)  All then outstanding options and warrants to purchase
     Company Common Stock will be assumed by Bionova U.S. in accordance with Sections 2.5 and 2.6.

     The consideration to be paid or delivered to each holder of Company
Stock pursuant to any of Sections 2.1(a), (b) and (c) is herein referred to as the "Merger Consideration."

     2.2 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, if the holder of shares of Company Series A Preferred Stock has demanded appraisal of such shares in accordance with State Law, and if State Law provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), then such holder shall be entitled to appraisal rights for his Dissenting Shares in accordance with the provisions of State Law; provided that such holder properly perfects his right to appraisal of his Dissenting Shares under State Law. The Company shall give Bionova U.S. prompt notice of any demands received by the Company for appraisal of shares, and Bionova U.S. shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Bionova U.S., make or agree to make any payment with respect to, or settle or offer to settle, any such demands.

     2.3  Exchange of Certificates.

          (a) Pursuant to an agreement, to be entered into on or before the Closing Date among Bionova U.S., the Company, and such designee, Bionova U.S. shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent") for purposes of effecting the exchange for the Merger Consideration of certificates that, immediately prior to the Effective Time, represented shares of Company Stock entitled to receive the Merger Consideration pursuant to Section 2.1 ("Certificates"). Upon the surrender to the Exchange Agent of each Certificate, together with the letter of transmittal contemplated by Section 2.3(f) duly completed and executed, the Exchange Agent shall pay the holder of such Certificate the applicable Merger Consideration in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the applicable Merger Consideration and any amounts to which the holder thereof is entitled pursuant to Sections 2.3(c) and (d). No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and (ii) the person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Bionova U.S. may impose such other reasonable conditions upon the exchange of Certificates as it may deem necessary or desirable and as are consistent with the provisions of this Agreement. Bionova U.S. Common Stock into which Company Stock shall be converted pursuant to this Agreement and the Merger shall be deemed to have been issued at the Effective Time; provided, however, that, subject to Applicable Law, no holder of an unsurrendered Certificate shall be entitled, until the surrender of such Certificate, to vote the shares of Bionova U.S. Common Stock into which his or her Company Stock shall have been converted.

          (b) At or immediately prior to the Effective Time, Bionova U.S. shall deposit, or cause to be deposited, in trust with the Exchange Agent stock certificates representing the aggregate stock Merger Consideration to which holders of shares of Company Stock shall be entitled at the Effective Time pursuant to Section 2.1 (the "Payment Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments or deliveries referred to in Section 2.3(a) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as expressly provided in this Agreement.

          (c) Unless and until a Certificate is surrendered, dividends payable to the holders of record of Bionova U.S. Common Stock shall not be paid to the holder of such Certificate in respect of the Bionova U.S. Common Stock represented thereby, but, subject to applicable abandoned property, escheat, and similar laws, there shall be paid to the holder thereof (i) upon surrender of such Certificate, the amount of any dividends, the record date for the determination of the holders entitled to which shall be after the Effective Time, which theretofore shall have become payable with respect to the whole shares of Bionova U.S. Common Stock represented by such Certificate and issued in exchange upon its surrender, but without interest on such dividends, and (ii) after surrender of such Certificate, the amount of any dividends with respect to such whole shares of Bionova U.S. Common Stock, the record date for the determination of the holders entitled to which shall be after the Effective Time but prior to the surrender of such Certificate, and the payment date of which shall be subsequent to such surrender, such amount to be paid on such payment date.

          (d) No certificates or scrip representing fractional shares of Bionova U.S. Common Stock shall be issued upon the surrender for exchange of any Certificate. In lieu of any such fractional share of Bionova U.S. Common Stock, each holder of a Certificate whose aggregate number of shares of Company Stock are not convertible into a whole number of shares of Bionova U.S. Common Stock shall be entitled to receive from the Exchange Agent, upon surrender of such holder's Certificates for exchange as provided above, an amount of cash rounded to the nearest cent (without interest) determined by multiplying such fractional interest by the mean closing sales price of Bionova U.S. Common Stock as reported on NASDAQ National Market System ("NASDAQ NMS") for the ten trading days immediately following the fifth trading day after the Closing Date. After the Closing Date, Bionova U.S. shall deposit with the Exchange Agent, as and when required, cash sufficient for the Exchange Agent to make payment of cash in lieu of fractional shares in accordance with this Section 2.3(d). Notwithstanding the foregoing, further rules and regulations concerning the settlement of fractional shares otherwise issuable, not inconsistent with this Agreement, may be adopted by Bionova U.S.

          (e) Promptly following the date which is one year after the Effective Time, the Exchange Agent shall deliver to Bionova U.S. all cash, certificates, and other documents and instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Bionova U.S. and (subject to applicable abandoned property, escheat, and similar laws) receive in exchange therefor the applicable Merger Consideration and any amounts to which such holder is entitled pursuant to Sections 2.3(c) and
     (d), but such holder shall have no greater rights against Bionova U.S. than may be accorded to general creditors of Bionova U.S. under Applicable Law. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any cash or other property delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

          (f) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of a Certificate a form of letter of transmittal (which shall specify that delivery of a Certificate shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent and shall be in such form and contain such other provisions, reasonably acceptable to the Company, as Bionova U.S. shall specify) and instructions for use in surrendering such Certificate and receiving the applicable Merger Consideration in exchange therefor.

          (g) At the Effective Time, the stock transfer books of the Company shall be closed and no transfers of Company Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in Section 2.1, subject to State Law in the case of Dissenting Shares.

          (h) In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, Bionova U.S. shall issue or cause to be issued in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Section 2.1. When authorizing such issue of the Merger Consideration in exchange therefor, Bionova U.S. may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Certificate to give Bionova U.S. a bond in such sum as it may direct as indemnity against any claim that may be made against Bionova U.S. with respect to the Certificate alleged to have been lost, stolen, or destroyed.

          (i) Bionova U.S. shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of a Certificate such amounts as Bionova U.S. is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Bionova U.S., such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made by Bionova U.S.

     2.4 Adjustment. Subject to compliance with Section 6.2, in the event of any stock split, combination, reclassification, recapitalization, exchange, or stock dividend or distribution with respect to shares of Company Common Stock or Bionova U.S. Common Stock (or if a record date with respect to any of the foregoing should occur) during the period between the date of this Agreement and the Effective Time, then the conversion rates set forth in
Section 2.1 shall be appropriately adjusted to reflect such stock split, combination, reclassification, recapitalization, exchange, stock dividend, or other distribution.

     2.5  Stock Options.

          (a)  At the Effective Time, each then outstanding option
     (including any option comprising a part of a unit) to purchase shares of Company Common Stock (a "Company Stock Option") shall become an option applicable to Bionova U.S., which Company Stock Option shall thereafter constitute an option to acquire on the same terms, conditions and vesting requirements as were applicable under the Company Stock Option, the same number of shares of Bionova U.S. Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by
     (z) the number of full shares of Bionova U.S. Common Stock deemed purchasable pursuant to such option in accordance with the foregoing, and Bionova U.S. agrees to issue such Bionova U.S. Common Stock upon any such exercise; provided, however, that in the case of any Company Stock Option to which Section 422 of the Code applies (incentive stock options), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. As soon as practicable after the Effective Time, Bionova U.S. shall deliver to the participants in the Company's stock option plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to those plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.5 after giving effect to the Merger), Bionova U.S. shall ensure compliance with the terms of the stock option plans and Bionova U.S. shall ensure, to the extent required by, and subject to the provisions of, such plans and Applicable Laws, that the stock options thereunder which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

          (b) Prior to the Effective Time, Bionova U.S. shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bionova U.S. Common Stock for delivery under the Company Stock Options becoming options of Bionova U.S. in accordance with this
     Section 2.5. If and to the extent required under the Securities Act, as soon as practicable after the Effective Time, Bionova U.S. shall file a registration statement on Form S-3 or Form S-8 as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Bionova U.S. Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Bionova U.S. shall ensure administration of Company Stock Options assumed pursuant to this Section 2.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act if and to the extent the Company Option Plan complied with such rule prior to the Merger.

     2.6 Warrants. At the Effective Time, each then outstanding warrant (including any warrant comprising part of a unit) to purchase shares of Company Common Stock shall become a warrant applicable to Bionova U.S., and the registered holders thereof, after the Effective Time, will have the right to acquire and receive in lieu of the shares of Company Common Stock acquirable upon exercise of such warrants and upon payment of the consideration required to be paid thereunder in connection with the exercise thereof, such shares of Bionova U.S. Common Stock as would have been issued pursuant to the Merger in exchange for the number of shares of Company Common Stock acquirable if such warrants had been exercised immediately prior to the Effective Time.


                                ARTICLE III

           REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

     The Company represents and warrants to Parent, Bionova Mexico, Bionova U.S. and Sub that:

     3.1 Corporate Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. Other than as contemplated by this Agreement, no actions or proceedings to dissolve the Company are pending or, to the best knowledge of the Company, threatened.

     3.2 Qualification. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business as a foreign corporation and each of the Company and the Company Subsidiaries is in good standing in each of the jurisdictions set forth opposite its name on Schedule 3.2, which are all the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.3 Charter and Bylaws. The Company has delivered to Bionova U.S. accurate and complete copies of (i) the charter and bylaws of each of the Company and the Subsidiaries as currently in effect and (ii) the stock records of each of the Subsidiaries. Such records accurately reflect the stock ownership of the Subsidiaries. Neither the Company nor any Subsidiary is in violation of any provision of its charter or bylaws.

     3.4 Capitalization of the Company. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $0.01 per share, of which, as of the date hereof, 42,828,563 shares are outstanding and held by persons or entities other than a Company Subsidiary, no shares are outstanding and held by a Company Subsidiary and no shares are held in the Company's treasury; 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which, as of the date hereof, 1,380,000 shares designated as $2.25 Convertible Exchangeable Preferred Stock are outstanding and held by persons or entities other than a Company Subsidiary and no shares designated as such are held by a Company Subsidiary, 2,750 shares designated as Series A Convertible Preferred Stock are outstanding and held by persons or entities other than a Company Subsidiary and no shares designated as such are held by a Company Subsidiary, and no such shares of either such designation are held in the Company's treasury. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. Schedule 3.4 describes all outstanding options and warrants to purchase Company Stock, and the aggregate number of shares of Company Common Stock reserved for issuance and issuable upon the exercise of outstanding warrants and stock options. Except as set forth above in this Section and on Schedule 3.4, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company, (iii) no options, warrants or other rights (including preemptive rights) to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are (and as of the Closing Date there will be) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, warrants, equity equivalents, interests, or rights. The Company is not a party to, and is not aware of, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock. The classes of Company Stock denominated as Company Common Stock and Company Convertible Exchangeable Preferred Stock are each listed for trading and trade on the NASDAQ NMS.

     3.5 Authority Relative to This Agreement. The Company has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and, subject to the approval of this Agreement by the holders of Company Common Stock in accordance with Applicable Law and the Company's Certificate of Incorporation, to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of the Company, and no other corporate proceedings (other than the approval of this Agreement by the holders of Company Common Stock in accordance with Applicable Law and the Company's Certificate of Incorporation) are required on the part of the Company to authorize the execution, delivery, and performance by the Company of this Agreement and such Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes, and each Ancillary Document executed or to be executed by the Company has been, or when executed will be, duly executed and delivered by the Company and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of the jurisdiction of its incorporation, (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iv) public policy considerations with respect to the enforceability of rights of indemnification.

     3.6 Noncontravention. The execution, delivery, and performance, as the case may be, by the Company or the Company Subsidiaries of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not, subject to any consents, waivers or approvals to be effective at the Closing Date and as may be listed on Schedule 3.6, (i) conflict with or result in a violation of any provision of the charter or bylaws of the Company or any Company Subsidiary, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties may be bound or any material Permit held by the Company or any Company Subsidiary, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company or any Company Subsidiary, or
(iv) assuming compliance with the matters referred to in Section 3.7, violate any Applicable Law binding upon the Company or any Company Subsidiary.

     3.7 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the HSR Act;
(ii) compliance with any applicable requirements of the Securities Act; (iii) compliance with any applicable requirements of the Exchange Act;
(iv) compliance with any applicable state securities laws; (v) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, including without limitation the filing of a Certificate of Merger with the Secretary of State of Delaware; (vi) any approvals of Governmental Entities; and (vii) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Company Material Adverse Effect.

     3.8  Company Subsidiaries.

          (a) Except as set forth on Schedule 3.8, the Company does not own, directly or indirectly, any capital stock or other securities of any corporation or have any direct or indirect equity or ownership interest in any other person, other than the Company Subsidiaries, excluding for this purpose mutual funds. Schedule 3.8 lists each Company Subsidiary, the jurisdiction of incorporation of each Company Subsidiary, and the authorized and outstanding capital stock of each Company Subsidiary. Each Company Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Company Subsidiary are pending.

          (b) Except as otherwise indicated on Schedule 3.8, all the outstanding capital stock of each Company Subsidiary is owned directly by the Company, free and clear of all Encumbrances. All outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable. No shares of capital stock of any Company Subsidiary are subject to, nor have any been issued in violation of, preemptive or similar rights.

          (c) Except as set forth on Schedule 3.8, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of any Company Subsidiary, (ii) no securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities of any Company Subsidiary, (iii) no options, warrants or other rights (including preemptive rights) to acquire from the Company or any Company Subsidiary, and no obligation of the Company or any Company Subsidiary to issue or sell, any shares of capital stock or other voting securities of any Company Subsidiary or any securities convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Company Subsidiary. There are (and as of the Closing Date there will be) no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.

     3.9 Inapplicability of Section 203. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the State Law applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

     3.10 SEC Filings.  The Company has filed with the Securities and
Exchange Commission all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other federal securities laws. All such forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Company with the Securities and Exchange Commission are herein collectively referred to as the "SEC Filings". The Company has delivered to or made available for inspection by Bionova U.S. accurate and complete copies of all the SEC Filings in the form filed by the Company with the Securities and Exchange Commission since December 31, 1992. The SEC Filings, including, without limitation, the financial statements, financial statement footnotes and financial statement schedules included or incorporated by reference therein, at the time filed, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts of the Company and the Subsidiaries required to be filed in the Company's filings with the SEC under Item 601 of Regulation S-K promulgated by the SEC have been included in the SEC Filings. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Filings present fairly, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). The Company shall deliver to Bionova U.S. as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its stockholders generally or filed by it with the Securities and Exchange Commission subsequent to the date hereof and prior to the Closing Date.

     3.11 Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the SEC Filings filed prior to the date hereof, as of September 30, 1995, neither the Company nor any Subsidiary had any liabilities or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company or any Subsidiary, and whether due or to become due) material to the Company and the Company's Subsidiaries taken as a whole. Since September 30, 1995, neither the Company nor any Subsidiary has incurred any such material liabilities or obligations, other than those incurred in the ordinary course of business consistent with past practice or pursuant to or as contemplated by this Agreement.

     3.12 Absence of Certain Changes.   Except as disclosed in the SEC
Filings filed prior to the date hereof or as disclosed on Schedule 3.12, since September 30, 1995, (i) there has not been any change, development, or effect, individually or in the aggregate, that has had, or might reasonably be expected to have, a Company Material Adverse Effect; (ii) the businesses of each of the Company and each of the Subsidiaries have been conducted only in the ordinary course consistent with past practice; (iii) neither the Company nor any Subsidiary has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) neither the Company nor any Subsidiary has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) neither the Company nor any Subsidiary has taken any of the actions set forth in Section 6.2 except as permitted thereunder.

     3.13 Tax Matters.

          (a)  Except as disclosed on Schedule 3.13:

               (i) the Company and each Company Subsidiary have (and as of the Closing Date will have) duly filed all material federal, state, local, and foreign Tax Returns required to be filed by or with respect to them with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

               (ii) the Company and each Company Subsidiary have (and as of the Closing Date will have) paid, or adequately reserved against in its financial statements included as part of its SEC Filings, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to them, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed on
          Schedule 3.13;

               (iii) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of such Tax Returns;

               (iv) the Company and each Company Subsidiary have (and as of the Closing Date will have) made all deposits required with respect to Taxes;

               (v) the federal income Tax Returns of the Company and the Subsidiaries have not been audited by the IRS; and

               (vi) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Company or any Company Subsidiary.

     3.14 Compliance With Laws. Except as disclosed in the SEC Filings filed prior to the date hereof, the Company and the Company Subsidiaries have complied in all material respects with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights) relating to any material aspect of the Company's or a Company Subsidiary's business. Neither the Company nor any Company Subsidiary has received any written notice, which has not been dismissed or otherwise disposed of, that the Company or any Company Subsidiary has not so complied. Neither the Company nor any Company Subsidiary is charged or, to the best knowledge of the Company, threatened with, or, to the best knowledge of the Company, under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Company or any Company Subsidiary.

     3.15 Legal Proceedings. Except as disclosed on Schedule 3.15, there are no Proceedings pending or, to the best knowledge of the Company, threatened against or involving the Company or any Company Subsidiary (or, to the Company's knowledge, any of their respective directors or officers in connection with the business or affairs of the Company or any Company Subsidiary) or any properties or rights of the Company or any Company Subsidiary except (i) as disclosed in the SEC Filings filed prior to the date hereof, (ii) for any Proceedings that pertain to routine claims by persons other than Governmental Entities that are covered by insurance (subject to applicable insurance deductibles), and (iii) for Proceedings which, individually or in the aggregate, if prosecuted to judgment, would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Company Material Adverse Effect. There are no Proceedings pending or, to the best knowledge of the Company, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     3.16 Title to Properties. Each of the Company and the Company Subsidiaries has good and indefeasible title, and in the case of real property insurable title, to all material properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the latest balance sheet of the Company included in the SEC Filings filed prior to the date hereof, other than those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except (i) as disclosed in the SEC Filings filed prior to the date hereof, and (ii) liens for Taxes not yet due and payable. Except as disclosed on Schedule 3.16, no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any properties of the Company or any Company Subsidiary has been filed and is effective in any jurisdiction, and the Company and the Company Subsidiaries have not signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument). Neither the whole nor any part of the Company's or any Company Subsidiary's property is subject to any pending or, to the Company's knowledge, threatened condemnation or similar proceeding.

     3.17 Sufficiency and Condition of Properties. The material properties owned, leased, or used by the Company and the Company Subsidiaries are (i) in the case of tangible properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the Company's and the Company Subsidiaries' businesses, as presently conducted. The Company and the Company Subsidiaries own or have a valid leasehold interest in, or otherwise have a valid right to use, all such properties. The lessee under each such lease is not in breach of or in default under such lease. Such properties and their uses conform in all material respects to all Applicable Laws, except for such minor variations as do not impair or interfere with the use of such properties for the purposes for which they are employed and the Company and the Company Subsidiaries have not received any notice to the contrary. All such tangible properties are in the Company's or a Company Subsidiary's possession or under their control.

     3.18 Intellectual Property.

          (a) Set forth on Schedule 3.18 is a list of all Intellectual Property owned, held, or used by the Company or any Company Subsidiary.
     Schedule 3.18 specifies, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property;
     (iii) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses, and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which the Company, any Company Subsidiary, or any other person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof. Except as noted in Schedule 3.18, all maintenance fees/annuities have been paid and renewals thereof have been duly made with respect to such applications, patents and registrations.

          (b)  The listed Intellectual Property constitutes all
     Intellectual Property necessary for the operation of the Company's business and that of the Subsidiaries as presently conducted. The Company or a Company Subsidiary has good and indefeasible title to or is validly licensed to use all such Intellectual Property. Except as noted in Schedule 3.18, each item of such Intellectual Property is in full force and effect, the Company or such Company Subsidiary is in compliance with all its obligations with respect thereto, and, to the best knowledge of the Company, no event has occurred which permits, or upon the giving of notice or the passage of time or otherwise would permit, revocation or termination of any thereof. During the prosecution of the U.S. patents listed in Schedule 3.18, the Company complied with its Rule 56 disclosure obligations. Other than as identified in Schedule 3.15 hereto, there are no (i) Proceedings pending, (ii) to the best knowledge of the Company, Proceedings threatened against the Company or any Company Subsidiary, or (iii) to the best knowledge of the Company, notices received by the Company or any Company Subsidiary from another person, asserting that (x) use by the Company or a Company Subsidiary of any of such Intellectual Property
     (y) the making, producing, using or selling of any commercial product of the Company or any Company Subsidiary, or (z) the making, producing, using or selling of any experimental product of the Company or any Company Subsidiary, infringes the rights of any other person. To the best of the knowledge of the Company, the (x) use by the Company or a Company Subsidiary of any of such Intellectual Property (y) the making, producing, using or selling of any commercial product of the Company or any Company Subsidiary, or (z) the making, producing, using or selling of any experimental product of the Company or any Company Subsidiary, does not infringe the rights of any other person. To the best knowledge of the Company, none of such Intellectual Property is being infringed upon by any other person. None of such Intellectual Property owned by the Company or any Company Subsidiary and, to the best of Company's knowledge, none of such Intellectual Property held or used by the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Entity, or any agreement, arrangement, or understanding, written or oral, restricting the scope or use thereof. To the best knowledge of the Company, other than as identified on Schedule 3.15 the conduct of the Company's and the Subsidiaries' businesses at any time prior to the Closing Date did not, and the conduct of such businesses on a basis consistent with past practice as of the Closing Date will not, infringe upon or otherwise misappropriate any Intellectual Property of any other person.

          (c) The Company has provided Parent with a complete copy of the option/license agreement (the "Option/License Agreement") between Advanced Genetic Sciences, Inc. ("AGS") and Garching Instruments ("Garching"), which has not been amended or supplemented except to the extent indicated in the correspondence identified in Schedule 3.18-1.
     Schedule 3.18-1 is a complete list of all correspondence between the Company and Garching defining royalty rates under the Option/License Agreement. To the best of the Company's knowledge, the Option/License Agreement is in full force and effect, and is enforceable by the Company. To the best of the Company's knowledge and belief, Garching was duly authorized by the Max-Planck Institute to enter the Option/License Agreement on Max-Planck's behalf with AGS. The Company has made all required royalty payments in a timely manner to Garching pursuant to the Option/License Agreement. The Company exercised its option under the Option/License Agreement by providing Garching with written notice of same, and now is licensed under that agreement. The Company has made available to Parent's counsel copies of all correspondence between Max-Planck or Garching on the one hand, and the Company or AGS on the other. To the best of the Company's knowledge and belief, there exist only five licenses under the Max-Planck technology that is the subject of the Option/License Agreement. To the best of the Company's knowledge and belief, the licensees are Hoechst, Bayer, Plant Genetic Systems, Keygene and the Company. The only sublicensee under the Company's Option/License Agreement is Hilleshog. To the best of the Company's knowledge and belief, there are no patents or patent applications owned by Max-Planck which dominate the patents or patent applications licensed to AGS in the Option/License Agreement. AGS is a wholly owned subsidiary of the Company. By change of name AGS is now known as DNA Plant Technologies, Inc., which name has been changed to DNAP Technologies, Inc. To the best of the Company's knowledge and belief, none of the motions filed by the parties to the interference proceedings involving the Max-Planck transformation technology has yet been decided by the United States Patent and Trademark Office. To the best of the Company's knowledge and belief, Max-Planck has a priority position in connection with Max-Planck's transformation technology patent filings (corresponding to the filings that are the subject of the interference proceedings referenced in the preceding sentence) in Europe, Australia, Israel and Japan. To the best of the Company's knowledge and belief, the contract between Gent University and Monsanto provided to Bionova U.S. or its counsel by the Company, which contract was filed in the above-referenced interference proceedings, does not in any way reduce the rights of the Company pursuant to the Option/License Agreement.

          (d) Schedule 3.18-2 is a complete list of all of the Company's research or license agreements in which the Company is the licensee. To the best of the Company's knowledge, each of the agreements listed in
     Schedule 3.18-2 is valid and subsisting and is enforceable by the Company (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or equity), and none of these agreements has been amended or supplemented to include terms or conditions not disclosed to Bionova U.S. To the best of the Company's knowledge, the Company is not in material breach of the agreements identified in Schedule 3.18-2 except as noted in Schedule 3.15.

          (e) Schedule 3.18-3 is a complete list of all license agreements of the Company's Transwitch Technology. The Company's Transwitch patents were developed without the use of any government grant, and the Company has no obligation to assign or license the Transwitch technology to any governmental entity. To the best of the Company's knowledge and belief, Townsend & Townsend has no documents relating to the Transwitch patents and pending patent applications other than documents that are part of the U.S. Patent and Trademark Office file histories, or correspondence with the Company. To the best of the Company's knowledge and belief, all of the Company's patents are valid, and the Company's Transwitch patents cover sense suppression technology as claimed in the patents.

          (f) The Confidential Settlement Agreement between the Company and Monsanto relating to the suit brought by Monsanto against the Company in the District of Delaware, C.A. No. 95-278 LON, does not change or alter any of the material terms of the Consent Judgment entered in that action except as noted in Schedule 3.18-4, which schedule will be prepared in a manner consistent with the requirements of such Confidential Settlement Agreement.

     3.19 Permits. Except as set forth in Schedule 3.19, (i) the Company and the Company Subsidiaries hold all the Permits materially necessary or required for the conduct of the business of the Company and the Company Subsidiaries as currently conducted; (ii) each of such Permits is in full force and effect, the Company and the Company Subsidiaries are in compliance with all their obligations with respect thereto, and, to the best knowledge of the Company, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof; and (iii) no notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of the Company, threatened with respect to any alleged failure by the Company and the Company Subsidiaries to have any Permit the absence of which would have a Company Material Adverse Effect.

     3.20 Agreements.

          (a) All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties is otherwise bound, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Company Subsidiaries considered as a whole, and that provide for annual payments or receipts in excess of $100,000, are listed either in Part IV of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 included in the SEC Filings or on Schedule 3.20.

          (b) The Company has made available to Bionova U.S. accurate and complete copies of the agreements listed in Part IV of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 and on Schedule 3.20. Each of such agreements is a valid and binding agreement of the Company and the Company Subsidiaries (to the extent each is a party thereto) and (to the best knowledge of the Company) the other party or parties thereto, enforceable against the Company and the Company Subsidiaries (to the extent each is a party thereto) and (to the best knowledge of the Company) such other party or parties in accordance with its terms, except that such enforceability may be limited by
     (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of the jurisdiction of its incorporation,
     (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, and (iv) public policy considerations with respect to the enforceability of rights of indemnification. Neither the Company nor any Company Subsidiary is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Company or any Company Subsidiary under, any material provision of any of such agreements, and neither the Company nor any Company Subsidiary has received any notice from, or given any notice to, any other party indicating that the Company or any Company Subsidiary is in breach of or in default under any of such agreements. To the best knowledge of the Company, no other party to any of such agreements is in material breach of or in material default under such agreements, nor has any assertion been made by the Company or any Company Subsidiary of any such breach or default.

          (c) Neither the Company nor any Company Subsidiary has received notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and neither the Company nor any Company Subsidiary knows of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms. Neither the Company nor any Company Subsidiary currently contemplates, or has reason to believe any other person currently contemplates, any amendment or change to any agreement, which amendment or change could have a Company Material Adverse Effect.

     3.21 ERISA.

          (a) Set forth on Schedule 3.21 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by the Company or any affiliate of the Company, and (iii) which covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. The Company has delivered to Bionova U.S. accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and
     (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans". For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.
     The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such on Schedule 3.21.

          (b) Except as otherwise identified on Schedule 3.21, (i) no Employee Plan constitutes a "multiemployer plan", as defined in
     Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (iv) during the past five years, neither the Company nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. The fair market value of the assets held with respect to each Employee Plan that is a defined benefit plan and employee pension benefit plan, as defined in
     Section 3(2) of ERISA, exceeds the actuarially determined present value of all benefit liabilities accrued under such Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. Neither the Company nor any affiliate of the Company has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company or any Subsidiary.
     To the knowledge of the Company, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary or any director or officer of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any Tax pursuant to
     Section 4975 of the Code that could have a Company Material Adverse Effect. To the knowledge of the Company, there are no threatened or pending claims by or on behalf of the Employee Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of the Company, its officers or directors, or such Employee Plans, under ERISA or any other Applicable Law and there is no basis for any such claim.

          (c)  Each Employee Plan which is intended to be qualified under
     Section 401(a) of the Code is so qualified and has been so qualified since the date of its adoption, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Set forth on
     Schedule 3.21 is a list of the most recent IRS determination letters with respect to any such Plans, accurate and complete copies of which letters have been delivered to Bionova U.S. To the best of the Company's knowledge, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all Applicable Laws, including but not limited to ERISA and the Code, which are applicable to such Plans.

          (d) There is set forth on Schedule 3.21 a list of each employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by the Company or any affiliate of the Company, and (iii) covers any employee or former employee of the Company or any affiliate of the Company or under which the Company or any affiliate of the Company has any liability. Such contracts, plans, and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

          (e) To the best of the Company's knowledge, neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code, or could give rise to any penalty or excise Tax pursuant to Section 4980B or 4999 of the Code.

          (f) Except as disclosed on Schedule 3.21, there has been no amendment, written interpretation, or announcement (whether or not written) by the Company or any affiliate of the Company of or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1994.

     3.22 Environmental Matters.

          (a) Except as disclosed in the SEC Filings filed prior to the date hereof or as previously disclosed on Schedule 3.22 and except for matters that in the aggregate would not have a Company Material Adverse
     Effect:

               (i) the properties, operations, and activities of the Company and the Company Subsidiaries comply with all Applicable Environmental Laws (as defined below);

               (ii) the Company and the Company Subsidiaries and the properties, operations, and activities of the Company and the Company Subsidiaries are not subject to any existing, pending, or, to the best knowledge of the Company, threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws;

               (iii) all Permits, if any, required to be obtained by the Company or any Company Subsidiary under any Applicable Environmental Laws in connection with any aspect of the business of the Company or the Company Subsidiaries, including without limitation those relating to the treatment, storage, disposal, or release of a hazardous material (as defined below), have been duly obtained and are in full force and effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such Permits;

               (iv) the Company and the Company Subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their respective operations and imposed by any Governmental Entity under any Applicable Environmental Laws, and the Company and the Company Subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements;

               (v) to the best knowledge of the Company, there are no physical or environmental conditions existing on any property owned or leased by the Company or any Company Subsidiary or resulting from the Company's or any Company Subsidiary's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Applicable Environmental Laws;

               (vi) to the best knowledge of the Company, since the effective date of the relative requirements of Applicable Environmental Laws, all hazardous materials generated by the Company or any Company Subsidiary or used in connection with their respective properties, operations, or activities have been transported only by carriers authorized under Applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage, and disposal facilities authorized under Applicable Environmental Laws to treat, store, or dispose of such materials, and, to the best knowledge of the Company, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened Proceeding in connection with any Applicable Environmental Laws;

               (vii) there has been no exposure of any person or property to hazardous materials, nor has there been any release of hazardous materials into the environment, by the Company or any Company Subsidiary or in connection with their respective properties, operations, or activities that could reasonably be expected to give rise to any claim for damages or compensation;
          and

               (viii) the Company and the Company Subsidiaries shall make available to Bionova U.S. all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company and the Company Subsidiaries relating to any of the current or former properties, operations, or activities of the Company and the Company Subsidiaries, provided that the Company and the Company Subsidiaries shall not be required to make available any such audits, studies, or correspondence that may be subject to the attorney-client privilege or similar privilege.

          (b) For purposes of this Agreement, "Applicable Environmental Laws" means any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the Company or any Company Subsidiary has conducted operations or activities or owned or leased property, including, without limitation, the Clear Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. For purposes of this Agreement, the term "hazardous material" means (i) any substance that now or in the future is defined as a hazardous or toxic material, waste or substance or solid waste or is regulated, governed by, or the Handling (defined below) of which requires investigation, removal, remediation or cleanup by any Governmental Entity or under any Applicable Environmental Laws, or any amendment thereto, (ii) any substance which is listed or defined as a hazardous substance, hazardous constituent, or solid waste pursuant to any Applicable Environmental Laws, (iii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids, and (iv) any substance that is otherwise toxic, explosive, ignitable, corrosive, reactive, flammable, infectious, mutagenic, radioactive, carcinogenic, a pollutant or contaminant, dangerous or otherwise hazardous, including polychlorinated biphenyls (PCBs), asbestos, radon or urea formaldehyde. For purposes of this Agreement, the term "Handle," "Handled," or "Handling" shall mean any installation, handling, generation, storing, treatment, use, disposal, discharge, release, manufacture, refinement, processing, production, presence, migration, emission, abatement, removal, remediation, transportation, or any other activity of any type in connection with or involving Hazardous Materials. For purposes of this Agreement, the term "Remedial Obligations" shall mean any and all remedial obligations, whether on-site or off-site, incurred in connection with the Handling of Hazardous Materials, including without limitation, the obligations to monitor, investigate, remediate, remove, abate and cleanup.

          (c) The representations and warranties contained in this Section would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions, and circumstances, if any, pertaining to the properties, operations, and activities of the Company and the Company Subsidiaries.

     3.23 Labor Relations.

          (a) Except as disclosed on Schedule 3.23, (i) there are no collective bargaining agreements or other labor union contracts applicable to any employees to or by which the Company or any Company Subsidiary is a party or is bound, no such agreement or contract has been requested by any employee or group of employees of the Company or any Company Subsidiary, and no discussions have occurred with respect thereto by management of the Company or any Company Subsidiary with any such employees; (ii) no employees of the Company or any Company Subsidiary are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Company or any Company Subsidiary in an appropriate unit of the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary is aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of its employees; (v) neither the Company nor any Company Subsidiary is obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees; and (vi) neither the Company nor any Company Subsidiary is aware of any strikes, work stoppages, work slowdowns, or lockouts or any threats thereof by or with respect to any of its employees, and since December 31, 1990, there have been no labor disputes, strikes, work stoppages, work slowdowns, lockouts, or similar matters involving any such employees.

          (b) The Company and the Company Subsidiaries are in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of their respective employees, except for noncompliance with such Applicable Laws which does not and will not have a Company Material Adverse Effect, and have no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof. The Company and the Company Subsidiaries are not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of the Company, threatened Proceeding against or involving the Company or any Company Subsidiary by or before, and neither the Company nor any Company Subsidiary is subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any other Governmental Entity in connection with any current, former, or prospective employee of the Company or any Company Subsidiary.

     3.24 Employees.  Set forth on Schedule 3.24 is a list of:

          (a) all directors and officers of the Company and the Company Subsidiaries, and

          (b) the name, social security number, and dates of employment by the Company and the Company Subsidiaries of each employee, and consultant of the Company and the Company Subsidiaries, whose annual rate of cash compensation in the 1995 fiscal year will equal or exceed $50,000, together with the total amounts of salary, bonuses, and other cash compensation paid or payable by the Company and the Company Subsidiaries to each such person for such fiscal year. Except as set forth on Schedule 3.24, the Company has not materially altered any such compensation arrangements since the end of the 1995 fiscal year, and the Company does not have any material non-cash compensation arrangements in favor of its employees.

Except as disclosed on Schedule 3.24, no severance payment, stay-on or incentive payment, or similar obligation will be owed by the Company and the Company Subsidiaries to any of their respective directors, officers, or employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, or employee be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment.

     3.25 Confidentiality Matters. Each of the Company and the Company Subsidiaries has taken reasonable measures to maintain the confidentiality of any secret, confidential, or proprietary information relating to the Company or any Company Subsidiary or its business including written confidentiality agreements with their respective employees.

     3.26 Insurance. Listed on Schedule 3.26 are the policies of insurance maintained by the Company and the Company Subsidiaries with respect to their respective assets and operations. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by the Company or its Subsidiaries. During the past three years, no application by the Company and its Subsidiaries for insurance with respect to their assets or operations has been denied for any reason.

     3.27 Insider Interests. Except as disclosed in the SEC Filings, no event has occurred that would be required to be reported by the Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

     3.28 Offerings of Securities. All securities which have been offered or sold by the Company or any Subsidiary have been registered pursuant to the Securities Act and applicable state securities laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. To the extent that any such securities were registered under the Securities Act, the applicable registration statements and prospectuses filed with the Securities and Exchange Commission pursuant to the Securities Act, at the time each such registration statement became effective, and at all times when delivery of a prospectus was required pursuant to the Securities Act, complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

     3.29 Brokerage Fees. Neither the Company nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that Piper Jaffray, Inc. and BioScience Securities have been retained as the Company's financial advisors in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless Bionova U.S. from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by the Company or any of its affiliates.

     3.30 Disclosure. No representation or warranty made by the Company in this Agreement, and no statement of the Company contained in any document, certificate, or other writing furnished or to be furnished by the Company pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.31 Disclosure Documents. None of the information relating to the Company or its subsidiaries, this Agreement, or the transactions contemplated by this Agreement which has been or is to be supplied by the Company for inclusion in, or which has been or is to be incorporated by reference from SEC Filings of the Company in, (a) the Registration Statement, (b) the Proxy Statement, and (c) any other documents to be filed with any regulatory authority by the Company, Parent or their respective subsidiaries in connection with the transactions contemplated by this Agreement, at the respective time such document is filed, becomes effective, or is first mailed to stockholders, or at the Effective Time, as the case may be, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, at the time of the Special Meeting, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting. All documents required to be filed by the Company and its subsidiaries in connection with the Merger will comply as to form in all material respects with the applicable requirements of the statutes, rules, and regulations pursuant to which they are filed. No representations are made in this Section with respect to any information included or incorporated by reference in the Registration Statement, the Proxy Statement, or any other document referred to in clause (c) of the first sentence of this Section which relates to Parent or its subsidiaries.

     3.32 Representations and Warranties on Closing Date. The representations and warranties made in this Article III will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

     3.33 Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued receivables) of the Company as reflected in the Company's most recent consolidated financial statements presented in the SEC Filings or arising since the date thereof are, to the best of the Company's knowledge, valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods and services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are, to the best of the Company's knowledge, collectible in full at their recorded amounts in the ordinary course of business, net of doubtful accounts reserved for in such financial statements.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES
          REGARDING PARENT, BIONOVA MEXICO, BIONOVA U.S. AND SUB

     Each of Parent, Bionova Mexico, Bionova U.S., and Sub represent and warrant to the Company that:

     4.1  Corporate Organization.

          (a) Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Parent are pending or, to the best knowledge of Parent, threatened.

          (b) Bionova Mexico is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Bionova Mexico are pending or, to the best knowledge of Bionova Mexico, threatened.

          (c) Bionova U.S. is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Bionova U.S. are pending or, to the best knowledge of Bionova U.S., threatened.

          (d) Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. Other than as contemplated by this Agreement and the Ancillary Documents, no actions or proceedings to dissolve Sub are pending or, to the best knowledge of Sub, threatened.

     4.2 Qualification. Each of Parent, Bionova Mexico, Bionova U.S. and Sub is duly qualified or licensed to do business as a foreign corporation and each of Parent, Bionova U.S. and Sub is in good standing in each of the jurisdictions set forth opposite its name on Schedule 4.2, which are all the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Bionova Group Material Adverse Effect.

     4.3 Charter and Bylaws. Bionova U.S. has delivered to the Company accurate and complete copies of (i) the estatutos sociales of each of Parent and Bionova Mexico as currently in effect and (ii) the charter and bylaws of each of Bionova U.S. and Sub as currently in effect, which charter and bylaws are attached hereto as Schedule 4.3. Neither Parent, Bionova Mexico, Bionova U.S. nor Sub is in violation of any provisions of its organizational documents.

     4.4 Authority Relative to This Agreement. Each of Parent, Bionova Mexico, Bionova U.S., and Sub has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each of them of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Parent, Bionova Mexico, Bionova U.S., and Sub, as the case may be. This Agreement has been duly executed and delivered by each of Parent, Bionova Mexico, Bionova U.S., and Sub and constitutes, and each Ancillary Document executed or to be executed by each of them has been, or when executed will be, duly executed and delivered by each of them and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each of them, enforceable against each of them in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of its jurisdiction of incorporation, (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances, (iv) public policy considerations with respect to the enforceability of rights of indemnification, and (v) priority claims under Mexican law with respect to labor claims, taxes, social security payments, retirement funds, housing funds and similar items.

     4.5 Noncontravention. The execution, delivery, and performance, as the case may be, by each of Parent, Bionova Mexico, Bionova U.S., and Sub of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not, subject to any consents, waivers or approvals to be effective at the Closing Date and as may be listed on Schedule 4.5, (i) conflict with or result in a violation of any provision of the organizational documents of such company or any member of the Bionova Group, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any material bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which such company or any member of the Bionova Group is a party or by which such companies or any of their respective properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Parent, Bionova Mexico, Bionova U.S., Sub or any member of the Bionova Group, or (iv) assuming compliance with the matters referred to in Section 4.6, violate any Applicable Law binding upon Parent, Bionova Mexico, Bionova U.S., Sub or any member of the Bionova Group.

     4.6 Governmental Approvals. No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Parent, Bionova Mexico, Bionova U.S., or Sub in connection with the execution, delivery, or performance by Parent, Bionova Mexico, Bionova U.S. or Sub of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the HSR Act and necessary filings with the Mexican Competition Commission; (ii) compliance with any applicable requirements of the Securities Act; (iii) compliance with any applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities laws; (v) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, including without limitation the filing of a Certificate of Merger with the Secretary of State of Delaware, the filing of a notice with the Mexican Foreign Investment Registry, the filing of a notice with the Mexican Agrarian Registry, and the filing of a notice with the Mexican Tax authorities; and (vi) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Bionova Group Material Adverse Effect.

     4.7 Legal Proceedings. There are no Proceedings pending or, to the best knowledge of Parent, Bionova Mexico, Bionova U.S. or Sub, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     4.8 Brokerage Fees. Neither Parent, Bionova Mexico, Bionova U.S. nor Sub nor any of their affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby except that J.P. Morgan Securities, Inc. has been retained as Parent's financial advisor in connection with the transactions contemplated hereby. Parent shall indemnify and hold harmless the Company from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Bionova U.S. or any of its affiliates.

     4.9  Stock Ownership of Bionova Mexico, Bionova U.S. and Sub.

          (a) All the outstanding capital stock of Bionova Mexico (except for four shares owned by affiliates of Parent) is owned directly by Parent.

          (b) The authorized capital stock of Bionova U.S. is reflected in the charter thereof attached as part of Schedule 4.3. As of the date hereof, 25,000 shares of Common Stock, $.01 par value, of Bionova U.S. are issued and outstanding. All of such shares are owned directly by Bionova Mexico, free and clear of all Encumbrances. All of such shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of Bionova U.S. are subject to, nor have any been issued in violation of, preemptive or similar rights. Except (w) for the 25,000 shares outstanding as of the date hereof as set forth in this Section 4.9(b), (x) such shares as shall be issued to Bionova Mexico on the Closing Date as contemplated by Section 1.11(d), (y) such shares as shall be issued as a result of the Merger as contemplated by
     Section 2.1, and (z) such shares as may be issued in connection with the exercise of those options and warrants to be assumed by Bionova U.S. as contemplated by Section 2.5 and Section 2.6, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of Bionova U.S., (ii) no securities of Bionova U.S. convertible into or exchangeable for shares of capital stock or other voting securities of Bionova U.S., (iii) no options, warrants or other rights (including preemptive rights) to acquire from Bionova U.S., and no obligation of Bionova U.S. to issue or sell, any shares of capital stock or other voting securities of Bionova U.S. or any securities of Bionova U.S. convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Bionova U.S.

          (c) The authorized capital stock of Sub is reflected in the charter thereof attached as part of Schedule 4.3. As of the date hereof, 1,000 shares of Common Stock, $.01 par value, of Sub are issued and outstanding. All of such shares are owned directly by Bionova U.S., free and clear of all Encumbrances. All of such shares have been validly issued and are fully paid and nonassessable. No shares of capital stock of Sub are subject to, nor have any been issued in violation of, preemptive or similar rights. Except (x) for the 1,000 shares outstanding as of the date hereof as set forth in this Section 4.9(c), and (y) as provided in Section 2.1(e), there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of Sub, (ii) no securities of Sub convertible into or exchangeable for shares of capital stock or other voting securities of Sub, (iii) no options, warrants or other rights (including preemptive rights) to acquire from Sub, and no obligation of Sub to issue or sell, any shares of capital stock or other voting securities of Sub or any securities of Sub convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Sub.

     4.10 Parent Securities Filings.

          (a) Parent has filed with the Securities and Exchange Commission and the Comision Nacional Bancaria y de Valores, as the case may be, all forms, reports, schedules, statements, and other documents required to be filed by it under the Securities Act, the Exchange Act, and all other U.S. federal and Mexican securities laws. All such forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by Parent with the Securities and Exchange Commission or the Comision Nacional Bancaria y de Valores are herein collectively referred to as the "Filings." Parent has delivered to or made available for inspection by the Company accurate and complete copies of all the Filings in the form filed by Parent with the Securities and Exchange Commission or the Comision Nacional Bancaria y de Valores since December 31, 1992. The Filings, at the time filed, complied in all material respects with all applicable requirements of United States or Mexican securities laws, as the case may be. None of the Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All material contracts of Parent have been included in the Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Securities and Exchange Commission or the Comision Nacional Bancaria y de Valores.

          (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Filings present fairly, in conformity with generally accepted accounting principles in effect in Mexico or the United States (as specified therein) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements). Parent shall deliver to the Company as soon as they become available accurate and complete copies of all forms, reports, and other documents furnished by it to its stockholders generally or filed by it with the Securities and Exchange Commission or the Comision Nacional Bancaria y de Valores subsequent to the date hereof and prior to the Closing Date.

     4.11 Control. Except as set forth on Schedule 4.11, Bionova Mexico controls each other member of the Bionova Group as of the date of this Agreement (which includes the power on its own, without the joinder of any other person, to direct all material decisions) and, assuming the effectiveness of this Agreement and the transactions contemplated by it, Bionova U.S. will so control such Bionova Group members after the Effective Time.


                                 ARTICLE V

                      REPRESENTATIONS AND WARRANTIES
                        REGARDING THE BIONOVA GROUP

     Parent, Bionova Mexico, Bionova U.S. and Sub represent and warrant to the Company that:

     5.1 Corporate Organization. Each member of the Bionova Group is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any member of the Bionova Group are pending or, to the best knowledge of Bionova U.S., threatened except as set forth on Schedule 5.1.

     5.2 Qualification. Each member of the Bionova Group is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each of the jurisdictions set forth opposite its name on Schedule 5.2, which are all the jurisdictions in which the property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, have a Bionova Group Material Adverse Effect.

     5.3 Charter and Bylaws. Bionova U.S. has delivered to the Company accurate and complete copies of (i) the charter and bylaws (or other organizational documents) of each member of the Bionova Group as currently in effect, (ii) the stock records of each member of the Bionova Group, and (iii) the minutes of all meetings of the respective Boards of Directors of each member of the Bionova Group, any committees of such Boards, and the stockholders of such companies (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock ownership of the Bionova Group and all actions taken by such Boards of Directors, committees, and stockholders. As of the Closing Date, no member of the Bionova Group will be in violation of any provision of its organizational documents.

     5.4  Capitalization of the Bionova Group.  Except as set forth on
Schedule 5.4, no member of the Bionova Group owns, directly or indirectly, any capital stock or other securities of any corporation or has any direct or indirect equity or ownership interest in any other person, other than another member of the Bionova Group. The jurisdiction of incorporation and authorized and outstanding capital stock of each member of the Bionova Group is set forth on Schedule 5.4. The ownership of the outstanding capital stock of each member of the Bionova Group is also set forth on Schedule 5.4. All outstanding shares of capital stock of the Bionova Group have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Bionova Group are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Bionova Group of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable securities laws. Except as set forth above in this Section and set forth on Schedule 5.4, there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Bionova Group, (ii) no securities of the Bionova Group convertible into or exchangeable for shares of capital stock or other voting securities of the Bionova Group, (iii) no options, warrants or other rights (including preemptive rights, except to the extent such preemptive rights exist under Applicable Law) to acquire from the Bionova Group, and no obligation of the Bionova Group to issue or sell, any shares of capital stock or other voting securities of the Bionova Group or any securities of the Bionova Group convertible into or exchangeable for such capital stock or voting securities, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Bionova Group. Except as set forth on Schedule 5.4, there are (and as of the Closing Date there will be) no outstanding obligations of the Bionova Group to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights. Except as set forth on Schedule 5.4, no member of the Bionova Group is a party to, or is aware of, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock.

     5.5 Financial Statements. Bionova Mexico has delivered to the Company accurate and complete copies of the Bionova Group's consolidated balance sheet as of September 30, 1995, and the related consolidated statement of income for the nine-month period then ended, as well as, for each material member of the Bionova Group, such entity's consolidating balance sheet as of September 30, 1995, and the related consolidating statements of income and cash flow for the nine-month period then ended (the "Bionova Group Financial Statements"). The Bionova Group Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of the Bionova Group in conformity with generally accepted accounting principles in effect in Mexico or the United States, as the case may be, applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely, and fairly present in all material respects the Bionova Group's consolidated or consolidating financial position, as the case may be, as of the date thereof and its consolidated or consolidating results of operations and cash flows for the period then ended, as the case may be.

     5.6  Absence of Undisclosed Liabilities.  No member of the Bionova
Group has any material liability or obligation (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to it, and whether due or to become due), except (i) liabilities reflected on the Bionova Group Financial Statements, (ii) liabilities which have arisen since the date of the Bionova Group Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement), (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (iv) liabilities specifically set forth on Schedule 5.6, and (v) other liabilities which, in the aggregate, are not material to the Bionova Group considered as a whole.

     5.7  Absence of Certain Changes.   Except as disclosed on Schedule 5.7,
since September 30, 1995, (i) there has not been any change, development, or effect, individually or in the aggregate, that has had, or might reasonably be expected to have, a Bionova Group Material Adverse Effect; (ii) the business of the Bionova Group has been conducted only in the ordinary course consistent with past practice; (iii) no member of the Bionova Group has incurred any material liability, engaged in any material transaction, or entered into any material agreement outside the ordinary course of business consistent with past practice; (iv) no member of the Bionova Group has suffered any material loss, damage, destruction, or other casualty to any of its assets (whether or not covered by insurance); and (v) no member of the Bionova Group has taken any of the actions set forth in Section 6.2 except as permitted thereunder.

     5.8  Tax Matters.

          (a)  Except as disclosed on Schedule 5.8:

               (i) the Bionova Group has (and as of the Closing Date will have) duly filed all material federal, state, local, and foreign Tax Returns required to be filed by or with respect to it with the IRS or other applicable Taxing authority, and no extensions with respect to such Tax Returns have (or as of the Closing Date will have) been requested or granted;

               (ii) the Bionova Group has (and as of the Closing Date will have) paid, or adequately reserved against in the Bionova Group Financial Statements, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside as disclosed on Schedule 5.8;

               (iii) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority in connection with any of such Tax Returns;

               (iv) the Bionova Group has (and as of the Closing Date will have) made all deposits required with respect to Taxes;

               (v) the federal income Tax Returns of the Bionova Group have not been audited by the IRS; and

               (vi) no waiver or extension of any statute of limitations as to any federal, state, local, or foreign Tax matter has been given by or requested from the Bionova Group.

     5.9  Compliance With Laws.  Except as disclosed on Schedule 5.9,
Bionova Mexico and the Bionova Group has complied in all material respects with all Applicable Laws (including without limitation Applicable Laws relating to securities, properties, business products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights) relating to any material aspect of the Bionova Group's business. Neither Bionova Mexico nor any member of the Bionova Group has received any written notice, which has not been dismissed or otherwise disposed of, that it has not so complied. Neither Bionova Mexico nor any member of the Bionova Group is charged or, to the best knowledge of Bionova U.S., threatened with, or, to the best knowledge of Bionova U.S., under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of Bionova Mexico or the Bionova Group.

     5.10 Legal Proceedings. There are no Proceedings pending or, to the best knowledge of Bionova Mexico and Bionova U.S., threatened against or involving Bionova Mexico or the Bionova Group (or any of their respective directors or officers in connection with the business or affairs of Bionova Mexico or the Bionova Group) or any properties or rights of Bionova Mexico or the Bionova Group except (i) as disclosed on Schedule 5.10, (ii) for any Proceedings that pertain to routine claims by persons other than Governmental Entities that are covered by insurance (subject to applicable insurance deductibles), and (iii) for Proceedings which, individually or in the aggregate, if prosecuted to judgment, would not have a Bionova Group Material Adverse Effect. Neither Bionova Mexico nor any member of the Bionova Group is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to have a Bionova Group Material Adverse Effect. There are no Proceedings pending or, to the best knowledge of Bionova Mexico or Bionova U.S., threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     5.11 Title to Properties. Each member of the Bionova Group has good and indefeasible title, and in the case of real property located in the United States of America insurable title, to all material properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Bionova U.S. Financial Statements, other than those disposed of after the date of such balance sheet in the ordinary course of business consistent with past practice, free and clear of all Encumbrances, except (i) as disclosed on
Schedule 5.11, and (ii) liens for Taxes not yet due and payable and (iii) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the Bionova Group's normal operations. Except as disclosed on Schedule 5.11, no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code or other comparable statute with respect to any properties of the Bionova Group has been filed and is effective in any jurisdiction, and no member of the Bionova Group has signed any such financing statement (or other instrument) or any mortgage or security agreement authorizing any secured party thereunder to file any such financing statement (or other instrument).

     5.12 Sufficiency and Condition of Properties. The material properties owned, leased, or used by the Bionova Group's business are (i) in the case of tangible properties, in good operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with standard industry practice, (ii) suitable for the purposes used, and (iii) adequate and sufficient for the normal operation of the Bionova Group's business, as presently conducted. The members of the Bionova Group own or have a valid leasehold interest in, or otherwise have a valid right to use, all such properties. Such properties and their uses conform in all material respects to all Applicable Laws, except for such minor variations as do not impair or interfere with the use of such properties for the purposes for which they are employed and Bionova U.S. has not, nor has any member of the Bionova Group, received any notice to the contrary. All such tangible properties are in the Bionova Group's possession or under their control.

     5.13 Intellectual Property.

          (a) Set forth on Schedule 5.13 is a list of all Intellectual Property owned, held, or used by the Bionova Group. Schedule 5.13 specifies, as applicable: (i) the nature of such Intellectual Property;
     (ii) the owner of such Intellectual Property; (iii) the jurisdictions by or in which such Intellectual Property is recognized without regard to registration or has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses, and other agreements to which any member of the Bionova Group is a party and pursuant to which any member of the Bionova Group, or any other person is authorized to use such Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof.

          (b)  The listed Intellectual Property constitutes all
     Intellectual Property necessary for the operation of the Bionova Group's business as presently conducted. The Bionova Group has good and indefeasible title to or is validly licensed to use all such Intellectual Property, free from burdensome restrictions. Except as noted in Schedule 5.13, each item of such Intellectual Property is in full force and effect, the Bionova Group is in compliance with all its obligations with respect thereto, and, to the best knowledge of Bionova U.S., no event has occurred which permits, or upon the giving of notice or the passage of time or otherwise would permit, revocation or termination of any thereof. During the prosecution of the U.S. patents listed on Schedule 5.13, the Bionova Group complied with its Rule 56 disclosure obligations. Other than as identified on Schedule 5.10, there are no Proceedings pending or, to the best knowledge of Bionova U.S., threatened against the Bionova Group asserting that the use by the Bionova Group of any of such Intellectual Property infringes the rights of any other person or seeking revocation, termination, or concurrent use of any of such Intellectual Property, and there is, to the best knowledge of the Bionova U.S., no basis for any such Proceeding. To the best knowledge of the Bionova U.S., none of such Intellectual Property is being infringed upon by any other person. None of such Intellectual Property is subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Entity, or any agreement, arrangement, or understanding, written or oral, restricting the scope or use thereof. Except as set forth on Schedule 5.13, to the best knowledge of Bionova U.S., the conduct of the Bionova Group's business at any time prior to the Closing Date did not, and the conduct of such business on a basis consistent with past practice as of the Closing Date will not, infringe upon or otherwise misappropriate any Intellectual Property of any other person.

          (c) To the best knowledge of Bionova Mexico and Bionova U.S., none of the Bionova Group's commercial products now in the marketplace infringes any third-party utility patent, plant patent or plant protection certificate. Schedule 5.13 sets forth a complete list of all of the Bionova Group's research or license agreements in which a member of the Bionova Group is a licensee. To the best knowledge of Bionova Mexico and Bionova U.S., each of the agreements listed on Schedule 5.13 is valid and subsisting and is enforceable by the Bionova Group (except as the enforceability thereof may be limited by bankruptcy, insolvency, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or equity), and none of these agreements has been amended or supplemented to include terms or conditions not disclosed to the Company.

          (d) As of the date of this Agreement, those members of the Bionova Group using Parent's "Premier Selecion" and "Market Delight" trademarks or tradenames have a royalty free arrangement from Parent pursuant to which such members are permitted to utilize such trademarks or tradenames. Such arrangement will not be cancelled or reconstituted as a royalty bearing arrangement as a result of the consummation of the Merger. Not later than the Effective Time of the Merger, such arrangement will be memorialized in a written instrument granting to such members of the Bionova Group the right to use all such trademarks or tradenames for a perpetual period of time and on a royalty free basis.

     5.14 Permits. Except as set forth on Schedule 5.14, (i) the Bionova Group holds all the Permits materially necessary or required for the conduct of the business of the Bionova Group as currently conducted; (ii) each of such Permits is in full force and effect, the Bionova Group is in compliance with all its obligations with respect thereto, and, to the best knowledge of Bionova U.S., no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof; and (iii) no notice has been issued by any Governmental Entity and no Proceeding is pending or, to the best knowledge of Bionova U.S., threatened with respect to any alleged failure by the Bionova Group to have any Permit the absence of which would have a Bionova Group Material Adverse Effect.

     5.15 Agreements.

          (a) All agreements, arrangements, and understandings of any nature (written or oral, formal or informal) (collectively, for purposes of this Section, "agreements") to which the Bionova Group is a party or by which the Bionova Group or any of their respective properties is otherwise bound, that are material to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Bionova Group considered as a whole, and that provide for annual payments or receipts in excess of $100,000, are listed on Schedule 5.15.

          (b) Bionova U.S. has delivered to the Company accurate and complete copies of the agreements listed on Schedule 5.15. Each of such agreements is a valid and binding agreement of the Bionova Group (to the extent each is a party thereto) and (to the best knowledge of Bionova U.S.) the other party or parties thereto, enforceable against the Bionova Group (to the extent each is a party thereto) and (to the best knowledge of Bionova U.S.) such other party or parties in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally, (ii) fiduciary obligations under the laws of its jurisdiction of incorporation,
     (iii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances,
     (iv) public policy considerations with respect to the enforceability of rights of indemnification, and (v) priority claims under Mexican law with respect to labor claims, taxes, social security payments, retirement funds, housing funds and similar items. No member of the Bionova Group is in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Bionova Group under, any material provision of any of such agreements, and no member of the Bionova Group has received any notice from, or given any notice to, any other party indicating that the Bionova Group is in breach of or in default under any of such agreements. To the best knowledge of Bionova U.S., no other party to any of such agreements is in material breach of or in material default under such agreements, nor has any assertion been made by the Bionova Group of any such breach or default.

          (c) No member of the Bionova Group has received notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and no member of the Bionova Group knows of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms. No member of the Bionova Group currently contemplates, or has reason to believe any other person currently contemplates, any amendment or change to any agreement, which amendment or change could have a Bionova Group Material Adverse Effect.

     5.16 ERISA.

          (a) Set forth on Schedule 5.16 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, (i) which is subject to any provision of ERISA, (ii) which is maintained, administered, or contributed to by Bionova U.S. or any affiliate of Bionova U.S., and (iii) which covers any employee or former employee of Bionova U.S. or any affiliate of Bionova U.S. or under which Bionova U.S. or any affiliate of Bionova U.S. has any liability. Bionova U.S. has delivered to the Company accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof, together with (i) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and
     (ii) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans". For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code.
     The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such on Schedule 5.16.

          (b) Except as otherwise identified on Schedule 5.16, (i) no Employee Plan constitutes a "multiemployer plan", as defined in
     Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA and the Code, and (iv) during the past five years, neither Bionova U.S. nor any of its affiliates have made or been required to make contributions to any Multiemployer Plan. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any Employee Plan. The fair market value of the assets held with respect to each Employee Plan that is a defined benefit plan and an employee pension benefit plan, as defined in
     Section 3(2) of ERISA, exceeds the actuarially determined present value of all benefit liabilities accrued under such Employee Plan (whether or not vested) determined using reasonable actuarial assumptions. Neither Bionova U.S. nor any affiliate of Bionova U.S. has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. Bionova U.S. and all of the affiliates of Bionova U.S. have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Bionova Group. To the knowledge of Bionova Mexico or Bionova U.S., nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Bionova Group or any director or officer of the Bionova Group subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code that could have a Bionova Group Material Adverse Effect. To the knowledge of Bionova Mexico or Bionova U.S., there are no threatened or pending claims by or on behalf of the Employee Plans, or by any participant therein, alleging a breach or breaches of fiduciary duties or violations of Applicable Laws which could result in liability on the part of Bionova U.S., its officers or directors, or such Employee Plans, under ERISA or any other Applicable Law and there is no basis for any such claim.

          (c) To the knowledge of Bionova Mexico or Bionova U.S., each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified since the date of its adoption, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Set forth on Schedule 5.16 is a list of the most recent IRS determination letters with respect to any such Plans, accurate and complete copies of which letters have been delivered to Bionova U.S. To the best of the knowledge of Parent, Bionova Mexico, Bionova U.S. and Sub, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all Applicable Laws, including but not limited to ERISA and the Code, which are applicable to such Plans.

          (d) There is set forth on Schedule 5.16 a list of each employment, severance, or other similar contract (including any non-competition agreement), arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which (i) is not an Employee Plan, (ii) is entered into, maintained, or contributed to, as the case may be, by the Bionova Group, and (iii) covers any employee or former employee of the Bionova Group. Such contracts, plans, and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

          (e) To the knowledge of Bionova Mexico or Bionova U.S., neither Bionova U.S. nor any affiliate of Bionova U.S. has performed any act or failed to perform any act, and there is no contract, agreement, plan, or arrangement covering any employee or former employee of Bionova U.S. or any affiliate of Bionova U.S., that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1) or 280G of the Code, or could give rise to any penalty or excise Tax pursuant to Section 4980B or 4999 of the Code.

          (f) Except as disclosed on Schedule 5.16, there has been no amendment, written interpretation, or announcement (whether or not written) by Bionova U.S. or any affiliate of Bionova U.S. of or relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1994.

     5.17 Environmental Matters.

          (a) Except as disclosed on Schedule 5.17 and except for matters that in the aggregate would not have a Bionova Group Material Adverse
     Effect:

               (i) the properties, operations, and activities of the Bionova Group comply with all Applicable Environmental Laws;

               (ii) the Bionova Group and the properties, operations, and activities of the Bionova Group are not subject to any existing, pending, or, to the best knowledge of Bionova U.S., threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws;

               (iii) all Permits, if any, required to be obtained by the Bionova Group under any Applicable Environmental Laws in connection with any aspect of the business of the Bionova Group, including without limitation those relating to the treatment, storage, disposal, or release of a hazardous material, have been duly obtained and are in full force and effect, and the Bionova Group is in compliance with the terms and conditions of all such Permits;

               (iv) the Bionova Group has satisfied and is currently in compliance with all financial responsibility requirements applicable to their respective operations and imposed by any Governmental Entity under any Applicable Environmental Laws, and the Bionova Group has not received any notice of noncompliance with any such financial responsibility requirements;

               (v) to the best knowledge of Bionova U.S., there are no physical or environmental conditions existing on any property owned or leased by the Bionova Group or resulting from the Bionova Group's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Applicable Environmental Laws;

               (vi) to the best knowledge of Bionova U.S., since the effective date of the relative requirements of Applicable Environmental Laws, all hazardous materials generated by the Bionova Group or used in connection with their respective properties, operations, or activities have been transported only by carriers authorized under Applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage, and disposal facilities authorized under Applicable Environmental Laws to treat, store, or dispose of such materials, and, to the best knowledge of Bionova U.S., such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or threatened Proceeding in connection with any Applicable Environmental Laws;

               (vii) there has been no exposure of any person or property to hazardous materials, nor has there been any release of hazardous materials into the environment, by the Bionova Group or in connection with their respective properties, operations, or activities that could reasonably be expected to give rise to any claim for damages or compensation; and

               (viii) the Bionova Group shall make available to the Company all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Bionova Group relating to any of the current or former properties, operations, or activities of the Bionova Group, provided that the Bionova Group shall not be required to make available any such audits, studies, or correspondence that may be subject to the attorney-client privilege or similar privilege.

          (b) The representations and warranties contained in this Section would continue to be true and correct following disclosure to the applicable Governmental Entities of all relevant facts, conditions, and circumstances, if any, pertaining to the properties, operations, and activities of the Bionova Group.

     5.18 Labor Relations.

          (a) Except as disclosed on Schedule 5.18, (i) there are no collective bargaining agreements or other labor union contracts applicable to any employees to or by which the Bionova Group is a party or is bound, no such agreement or contract has been requested by any employee or group of employees of the Bionova Group, and no discussions have occurred with respect thereto by management of the Bionova Group with any such employees; (ii) no employee of the Bionova Group is represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Bionova Group in an appropriate unit of the Bionova Group; (iv) no member of the Bionova Group is aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of its employees; (v) no member of the Bionova Group is obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees; and (vi) no member of the Bionova Group is aware of any strikes, work stoppages, work slowdowns, or lockouts or any threats thereof by or with respect to any of its employees, and since December 31, 1993, there have been no labor disputes, strikes, work stoppages, work slowdowns, lockouts, or similar matters involving any such employees.

          (b) The Bionova Group is in compliance with all Applicable Laws pertaining to employment and employment practices and wages, hours, and other terms and conditions of employment in respect of their respective employees, except for noncompliance with such Applicable Laws which does not and will not have a Bionova Group Material Adverse Effect, and has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof. The Bionova Group is not engaged in any unfair labor practices or unlawful employment practices. There is no pending or, to the best knowledge of Bionova U.S., threatened Proceeding against or involving the Bionova Group by or before, and no member of the Bionova Group is subject to any judgment, order, writ, injunction, or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Immigration and Naturalization Service or any other Governmental Entity in connection with any current, former, or prospective employee of the Bionova Group.

          (c) No service agreement entered into by any of the companies collectively identified as the Bionova Group with any third party service company will cause the Bionova Group member receiving such services to be deemed the employer of such service company's employees.

     5.19 Employees.  Set forth on Schedule 5.19 is a list of:

          (a)  all directors and officers of the Bionova Group, and

          (b) the name, social security number, and dates of employment by the Bionova Group of each employee, and consultant of the Bionova Group, whose annual rate of cash compensation in the 1995 fiscal year will equal or exceed $50,000, together with the total amounts of salary, bonuses, and other cash compensation paid or payable by the Bionova Group to each such person for such fiscal year. Except as set forth in
     Schedule 5.19, the Bionova Group has not materially altered any such compensation arrangement since the end of the 1995 fiscal year, and the Bionova Group does not have any material non-cash compensation arrangements in favor of its employees.

Except as disclosed on Schedule 5.19, no severance payment, stay-on or incentive payment, or similar obligation will be owed by the Bionova Group to any of their respective directors, officers, or employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, or employee be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment.

     5.20 Insurance. Listed on Schedule 5.20 are the policies of insurance maintained by the Bionova Group with respect to their respective assets and operations. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any such policy has been received by the Bionova Group. During the past three years, no application by the Bionova Group for insurance with respect to its assets or operations has been denied for any reason.

     5.21 Insider Interests. Except as disclosed on Schedule 5.21, no shareholder, director, officer, or employee of the Bionova Group or any associate of any such shareholder, director, officer, or employee is presently, directly or indirectly, a party to any material transaction pertaining to Bionova U.S. or the Bionova Group, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such shareholder, director, officer, employee, or associate. To the best knowledge of Bionova U.S., no shareholder, director, officer, or employee of the Bionova Group or any associate of any such shareholder, director, officer, or employee owns, directly or indirectly, any material interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of Bionova U.S. or the Bionova Group. For purposes of this Section only, an "associate" of any shareholder, director, officer, or employee means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such shareholder, director, officer, or employee or (ii) any corporation, partnership, trust, or other entity in which such shareholder, director, officer, or employee or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

     5.22 Disclosure. No representation or warranty made by Parent, Bionova Mexico, Bionova U.S., or Sub in this Agreement, and no statement of Parent, Bionova Mexico, Bionova U.S., or Sub contained in any document, certificate, or other writing furnished or to be furnished by Parent, Bionova Mexico, Bionova U.S., or Sub pursuant hereto or in connection herewith, contains or will contain, at the time of delivery, any untrue statement of a material fact or omits, or will omit, at the time of delivery, to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

     5.23 Disclosure Documents. None of the information relating to Parent, Bionova Mexico, Bionova U.S., Sub, the Bionova Group, this Agreement, or the transactions contemplated by this Agreement which has been or is to be supplied by Parent, Bionova Mexico, Bionova U.S. or the Bionova Group for inclusion in (a) the Registration Statement, (b) the Proxy Statement, and (c) any other documents to be filed with any regulatory authority by the Company, Parent or their respective subsidiaries in connection with the transactions contemplated by this Agreement, at the respective time such document is filed, becomes effective, or is first mailed to stockholders, or at the Effective Time, as the case may be, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, at the time of the Special Meeting, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Special Meeting. All documents required to be filed by Parent, Bionova Mexico, Bionova U.S., or the Bionova Group in connection with the Merger will comply as to form in all material respects with the applicable requirements of the statutes, rules, and regulations pursuant to which they are filed. No representations are made in this Section with respect to any information included or incorporated by reference in the Registration Statement, the Proxy Statement, or any other document referred to in clause (c) of the first sentence of this Section which relates to the Company or its subsidiaries.

     5.24 Representations and Warranties on Closing Date. The representations and warranties made in Article IV and this Article V will be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

     5.25 Confidentiality Matters. Each member of the Bionova Group have taken reasonable measures to maintain the confidentiality of any secret, confidential or proprietary information relating to the Bionova Group or its business.

     5.26 Offerings of Securities. All securities which have been offered or sold by any member of the Bionova Group have been registered pursuant to Applicable Laws or were offered and sold pursuant to valid exemptions therefrom. No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. To the extent that any such securities were registered under the Securities Act or Mexican securities law, the applicable registration statements and prospectuses filed with the Securities and Exchange Commission pursuant to the Securities Act or Mexican securities law, at the time each such registration statement became effective, and at all times when delivery of a prospectus was required pursuant to the Securities Act or Mexican securities law, complied in all material respects with the requirements of the Securities Act and the rules and regulations thereunder or Mexican securities law, as the case may be.

     5.27 Customers and Suppliers. To Bionova Mexico's and Bionova U.S.'s knowledge, none of the ten largest customers and none of the ten largest suppliers of the Bionova Group taken as a whole for the most recent fiscal year has materially reduced or terminated, or intends to materially reduce or terminate its business with the Bionova Group.

     5.28 No Prior Activities.    Neither Bionova U.S. nor Sub has
(i) incurred, nor will it incur prior to and including the Closing Date, directly or indirectly, any liabilities or obligations, (ii) engaged in any business activity or transaction, or (iii) entered into any agreement or arrangement with any person or entity, except in connection with its organization, negotiation, execution and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

     5.29 Holding Company. Except as set forth in Schedule 5.29, Bionova Mexico has no material assets other than its direct ownership of shares of stock of IPHC and ABSA and its indirect ownership of shares of each other member of the Bionova Group. Except as set forth on Schedule 5.29, IPHC has no material assets other than its direct and indirect ownership interests in its subsidiaries.

     5.30 Arm's Length Contracts. Except as disclosed on Schedule 5.30, each contract or other agreement material to the business or the financial condition of the Bionova Group is a commercially reasonable, arm's length contract. Except as disclosed on Schedule 5.30, no stockholder, director or officer of any member of the Bionova Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of any member of the Bionova Group. Except as referenced on Schedule 5.30, none of the items disclosed thereon is reasonably anticipated to have a Bionova Group Material Adverse Effect.

     5.31 Real Property.

     (a) Set forth on Schedule 5.31 is a list, by street address, of all material real property owned or leased by the Bionova Group (for purposes of this Section, the "Real Property"), a list of all material Encumbrances to which the Real Property is subject, and a summary description of the principal facilities and structures (if any) located thereon. There are no persons (other than the Bionova Group) in possession of any material portion of the Real Property. There exists no Proceeding or court order, or building code provision, deed restriction, or restrictive covenant (recorded or otherwise), or other private or public limitation, which might in any way materially impede or materially adversely affect the continued use of the Real Property by the Bionova Group in the manner it is currently used.

     (b) All material buildings, improvements, and fixtures situated on the Real Property conform in all material respects to all Applicable Laws. All the Real Property is zoned for the various purposes for which such Real Property is being materially used, and there exists no pending or, to the best knowledge of Bionova U.S., threatened Proceeding which might materially adversely affect the validity of such zoning.

     (c) Neither the whole nor any material part of the Real Property is subject to any pending Proceeding for condemnation or other taking by any Governmental Entity, and, to the best knowledge of Bionova U.S., no such condemnation or other taking is contemplated or threatened.

     5.32 Leased Property. Set forth on Schedule 5.32 is a list and summary description of the material terms of all leases under which the Bionova Group is the lessee of material real or personal property. The Bionova Group has good and valid leasehold interests in all material properties held by it under lease. The lessee under each such lease is not in breach of or in default under such lease.

     5.33 Receivables. All receivables (including accounts and notes receivable, employee advances, and accrued interest receivables) of the Bionova Group as reflected in the Bionova Group Financial Statements or arising since the date thereof are, to the best of the knowledge of Parent, Bionova Mexico, Bionova U.S. or Sub, valid obligations of the respective makers thereof, have arisen in the ordinary course of business for goods or services delivered or rendered, are not subject to any valid defenses, counterclaims, or set offs, and have been collected or are, to the best of the knowledge of Parent, Bionova Mexico, Bionova U.S. or Sub, collectible in full at their recorded amounts in the ordinary course of business, net of doubtful accounts reserved for in such financial statements.

     5.34 Bionova U.S. Common Stock.  The shares of Bionova U.S. Common
Stock to be issued pursuant to the Merger shall be duly authorized and, when issued in accordance with the terms of this Agreement, shall be validly issued, fully paid, nonassessable, free from preemptive rights, registered under United States federal securities laws, qualified (or exempt from qualification) under applicable state securities laws, and listed for trading on the NASDAQ NMS.

     5.35 Capital Contribution.  None of the transactions contemplated by
Section 1.11 will, upon consummation thereof, result in a Bionova Group Material Adverse Effect.

     5.36 Inventory.  To the best of the knowledge of Parent, Bionova
Mexico, Bionova U.S. and Sub, all inventory reflected in the Bionova Group Financial Statements was, as of September 30, 1995, in good condition and was merchantable for sale in the Bionova Group's ordinary course of business.


                                ARTICLE VI

                    CONDUCT OF PARTIES PENDING CLOSING

     6.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the date hereof to the Closing, the Company and the Company Subsidiaries, on the one hand, and Bionova U.S., Sub and the Bionova Group, on the other hand, (i) shall each conduct its operations according to its ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws; (ii) shall each use its reasonable best efforts to preserve, maintain, and protect its properties; and (iii) shall each use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with it, provided, however, that no person shall be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice.

     6.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing, neither the Company nor the Company Subsidiaries, on the one hand, nor Bionova Mexico, Bionova U.S., Sub or the Bionova Group, on the other hand, shall, without the prior written consent of Bionova U.S. in the case of the Company and the Company Subsidiaries, and the Company in the case of Bionova Mexico, Bionova U.S., Sub and the Bionova Group, take any of the following actions, except the actions set forth on
Schedule 6.2A (in the case of the Company and the Company Subsidiaries) and
Schedule 6.2B (in the case of Bionova Mexico, Bionova U.S., Sub or the Bionova Group), which are actions for which each party hereto hereby gives its consent:

          (a) amend its charter or bylaws or other governing instruments in effect on the date of this Agreement;

          (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

          (c) (i) split, combine, or reclassify any shares of its capital stock; (ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) repurchase, redeem, or otherwise acquire any of its securities or any securities of any Subsidiary except pursuant to contractual arrangements in effect on the date hereof which have been disclosed to Bionova U.S.; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

          (d) (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person except for obligations of majority owned subsidiaries; (ii) make any loans, advances, or capital contributions to, or investments in, any other person (other than to majority owned subsidiaries and customary loans or advances to employees in amounts not material to the maker of such loan or advance); (iii) pledge or otherwise encumber shares of capital stock; or (iv) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

          (e) (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

          (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any amount of assets that in the aggregate is material to its business;

          (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

          (h) make any capital expenditure or expenditures which in the aggregate are in excess of $1,000,000;

          (i) amend any Tax Return or make any Tax election or settle or compromise any material federal, state, local, or foreign Tax controversy;

          (j) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in its financial statements or incurred since September 30, 1995 in the ordinary course of business consistent with past practice;

          (k) enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

          (l) amend, modify, or change in any material respect any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

          (m) waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

          (n)  change any of its banking or safe deposit arrangements;

          (o) change any of the accounting principles or practices used by it;

          (p) take any action which would or likely might make any of its representations or warranties contained in this Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might likely result in any of the conditions set forth in this Agreement not being satisfied;

          (q) except as specifically permitted under the Sole Patent License, separately license, sell or otherwise dispose of any patents, technology, intellectual property or similar items to any third parties; or

          (r) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section.


                                ARTICLE VII

                           ADDITIONAL AGREEMENTS

     7.1  Access to Information; Confidentiality.

          (a) Between the date hereof and the Closing, the Company (i) shall give each of Parent, Bionova Mexico, Bionova U.S. and Sub and their authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by the Company's independent public accountants, of the Company and the Company Subsidiaries, (ii) shall permit each of Parent, Bionova Mexico, Bionova U.S. and Sub and their authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause the Company's officers and those of the Company Subsidiaries to furnish each of Parent, Bionova Mexico, Bionova U.S. and Sub and their authorized representatives with such financial and operating data and other information with respect to the Company and the Company Subsidiaries as they may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of the Company contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that the Company shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the Company or its affiliates or representatives. Each of Parent, Bionova Mexico, Bionova U.S. and Sub and their authorized representatives shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement dated July 12, 1995, between the Company and Bionova U.S., as amended and supplemented (the "Confidentiality Agreement").

          (b) Between the date hereof and the Closing, Parent, Bionova Mexico, Bionova U.S., Sub and the Bionova Group (i) shall give the Company and its authorized representatives reasonable access to all employees, all plants, offices, warehouses, and other facilities, and all books and records, including work papers and other materials prepared by Bionova Mexico, Bionova U.S., Sub and the Bionova Group's independent public accountants, (ii) shall permit the Company and its authorized representatives to make such inspections as they may reasonably require, and (iii) shall cause Bionova Mexico, Bionova U.S., Sub and the Bionova Group's officers to furnish the Company and its authorized representatives with such financial and operating data and other information with respect to Bionova Mexico, Bionova U.S., Sub and the Bionova Group as the Company may from time to time reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty of Parent, Bionova Mexico, Bionova U.S. or Sub contained in this Agreement or in any agreement, instrument, or document delivered pursuant hereto or in connection herewith; and provided further that Parent, Bionova Mexico, Bionova U.S. or Sub shall have the right to have a representative present at all times of any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Bionova Mexico, Bionova U.S., Sub or the Bionova Group or its affiliates or representatives. The Company and its authorized representatives shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

     7.2  Acquisition Proposals.

          (a) Except as provided in Section 7.2(b), none of the Company or any affiliate, director, officer, employee, or representative of the Company shall (i) directly or indirectly, solicit or initiate discussions or negotiations with any person (other than Parent) concerning any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock, or similar transaction involving the Company or any Subsidiary, the securities of the Company, or any significant assets of the Company or any Subsidiary (each an "Acquisition Proposal"), or (ii) disclose directly or indirectly to any person preparing to make an Acquisition Proposal any confidential information regarding the Company or any Subsidiary, or (iii) enter into any agreement, arrangement, understanding, or commitment regarding any Acquisition Proposal. Notwithstanding the immediately preceding sentence, the Board of Directors, officers, employees and representatives of the Company may (a) take the actions described in clauses (ii) and (iii) of the immediately preceding sentence in response to solicitations and transactions which may, in the reasonable judgement of the Board of Directors of the Company, ultimately result, directly or indirectly, in ultimate consideration or value more favorable to the stockholders of the Company than the consideration payable under (or value represented by) this Agreement, and (b) under the circumstances described in clause (a) above, provide confidential information to a potential purchaser upon the prior written request of such purchaser who the Board of Directors of the Company reasonably believes is qualified and is credit worthy. Any disclosure made under this Section 7.2 shall be made subject to an appropriate confidentiality agreement, and shall be made only if the request for such disclosure did not arise as a result of any solicitation for expression of interest made in violation of this Section by the Company or its affiliates, directors, officers, employees, or representatives. The Company shall notify Bionova U.S. promptly if it discloses any confidential information to a potential purchaser as provided in this Section. The Company shall also notify Bionova U.S. promptly of the receipt of any Acquisition Proposal after the date of this Agreement. The Company shall also notify Bionova U.S. promptly of its determination to accept any Acquisition Proposal.

          (b) Notwithstanding the provisions of Section 7.2(a), the Company shall be permitted, subject to the provisions of Section 7.7, within ten days of the date of this Agreement to issue a press release announcing the Merger and its material terms and stating that the Company's management and financial advisors would be available to receive inquiries from any other parties interested in the possible acquisition of the Company and, as appropriate, to provide information and enter into discussions and negotiations with such parties in connection with such indicated interest.

     7.3 Special Meeting; Proxy Statement. The Company shall take all action necessary in accordance with State Law and the Company's Certificate of Incorporation and Bylaws to duly call, give notice of, convene, and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date hereof to consider and vote upon the adoption and approval of this Agreement and the Merger. The Board of Directors of the Company shall, subject to its fiduciary obligations to the Company's stockholders under Applicable Law as advised by counsel, (i) recommend to the stockholders of the Company that they vote in favor of the adoption and approval of this Agreement and the Merger, (ii) use its reasonable best efforts to solicit from the stockholders of the Company proxies in favor of such adoption and approval, and (iii) take all other action reasonably necessary to secure a vote of the stockholders of the Company in favor of such adoption and approval.

     7.4 Proxy Statement/Registration Statement. As promptly as practicable after the date hereof, the Company shall prepare and file, or cause to be prepared and filed, with the assistance and consent of Bionova U.S., a proxy statement with the SEC under the Exchange Act. The term "Proxy Statement," as used herein means such proxy statement and all amendments and supplements thereto, if any. The Company shall use all reasonable best efforts to have the proxy statement cleared with the SEC as promptly as practicable after the filing thereof. As promptly as practicable after the date hereof, Bionova U.S., with the assistance and consent of the Company, shall prepare and file with the Securities and Exchange Commission a registration statement on an appropriate form (which will contain a prospectus to be used by the Company as the Proxy Statement) for the purpose of registering under the Securities Act the offering, sale, and delivery of the Bionova U.S. Common Stock to be issued to the stockholders of the Company pursuant to the Merger. The term "Registration Statement", as used herein, means such registration statement and all amendments and supplements thereto, if any. Bionova U.S. shall use all reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof. Bionova U.S. or the Company, as the case may be, shall notify the other promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement or the Registration Statement by the Securities and Exchange Commission, and each shall supply the other with copies of all correspondence between it and its representatives, on the one hand, and the Securities and Exchange Commission or members of its staff, on the other, with respect to the Proxy Statement or the Registration Statement. Bionova U.S. or the Company, as the case may be, after consultation with and the consent of the other, shall use its reasonable best efforts to respond promptly to any comments made by the Securities and Exchange Commission with respect to the Proxy Statement or the Registration Statement. The Company shall obtain the approval of Bionova U.S. and Bionova U.S. shall obtain the approval of the Company, before making any filings with the Securities and Exchange Commission pertaining to the Proxy Statement or the Registration Statement or any matter pertaining to this Agreement.

     Parent, Bionova U.S., Sub, and the Company each agrees promptly to correct any information provided by it for use in the Proxy Statement or the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and Bionova U.S. further agrees to take all steps necessary to cause the Proxy Statement or the Registration Statement (or the prospectus contained therein) as so corrected to be filed with the Securities and Exchange Commission and to be disseminated promptly to holders of shares of Company Stock, in each case as and to the extent required by Applicable Law. Bionova U.S. shall also take any action reasonably required to be taken under any applicable state securities laws in connection with the issuance of Bionova U.S. Common Stock pursuant to the Merger, and the Company shall furnish all information concerning the Company and its stockholders as may be reasonably requested in connection with any such action.

     Bionova U.S. shall prepare and file with the SEC a registration statement on Form 8-A registering the Bionova U.S. Common Stock as a class of "equity securities" under the Exchange Act prior to effectiveness of the Registration Statement.

     7.5 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in the preparation and filing of the Registration Statement; (ii) reasonable best efforts to have the Registration Statement cleared and declared effective by the Securities and Exchange Commission as promptly as practicable after filing; (iii) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (iv) reasonable best efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (v) reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (vi) reasonable best efforts to defend, and cooperation in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (vii) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

     7.6 HSR Act Notification. To the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Prior to making any filing under the HSR Act, each party will obtain the consent of the other party to the content of such filing, which consent shall not be unreasonably withheld. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. The filing fees and other costs of compliance with the HSR Act (other than each party's attorneys' and accountant's fees and other third party expenses) shall be borne equally by Bionova U.S. and the Company.

     7.7 Public Announcements. Except as may be required by Applicable Law or the National Association of Securities Dealers, Inc., neither Parent, Bionova U.S. or any member of the Bionova Group, on the one hand, nor the Company or the Company Subsidiaries, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Any such press release or public statement required by Applicable Law or by the National Association of Securities Dealers, Inc. shall only be made after reasonable notice to the other party.

     7.8 Delivery and Amendment of Schedules. Each of Bionova U.S. and the Company shall deliver all Schedules relating to the representations and warranties of such party contained in this Agreement to the other party simultaneously with the execution of this Agreement, except that (i) the following schedules may be delivered up to thirty days after the date this Agreement is signed: Schedules 7.8A, 7.8B, 7.8C, 9.5 and 10.4; and
(ii) Schedules 7.9A and 7.9B may be delivered on February 28, 1996. Any date on which a party delivers any such Schedule is referred to as a "Schedule Delivery Date" for such party. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known on a Schedule Delivery Date, would have been required to be set forth or described in the Schedules, including, without limitation, any material development with respect to any pending on threatened litigation or governmental proceeding previously disclosed in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 9.1 and 10.1 have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on a Schedule Delivery Date and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement. In addition to those schedules specifically referenced in any other section of this Agreement, each of the parties hereto shall be entitled to deliver to the other as provided in clause (i) above an omnibus disclosure schedule through which they shall be entitled to supplement any of the representations and warranties set forth in Articles III, IV and V hereof. Any such omnibus disclosure schedule shall be delivered as Schedule 7.8A in the case of the Company and Schedule 7.8B in the case of Parent, Bionova Mexico, Bionova U.S. or Sub. Any documents referred to in either such Schedule shall be delivered to the other party by the disclosing party simultaneously with the delivery of Schedule 7.8A or 7.8B, as the case may be.
Schedule 7.8C referred to above shall consist of documents referenced in the Schedules to the representations set forth in Articles IV and V together with certain other documents requested by the Company in a written document request to Bionova U.S. from the Company (or its counsel) dated January 25, 1996. The failure to timely deliver any schedule required to be delivered after the date hereof shall be deemed a material breach for all purposes hereof.

     7.9  Delivery of 1995 Audited Financial Statements.

          (a) On or before February 28, 1996, Bionova U.S. shall deliver to the Company copies of the Bionova Group's audited consolidated balance sheet as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, prepared in accordance with United States generally accepted accounting principles, which financial statements shall be delivered as Schedule 7.9A hereto. Such financial statements shall be accompanied by the audit report of a nationally recognized "Big Six" accounting firm.

          (b) On or before February 28, 1996, the Company shall deliver to Bionova U.S. copies of the Company's audited consolidated balance sheet as of December 31, 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, and the notes and schedules thereto, prepared in accordance with United States generally accepted accounting principles, which financial statements shall be delivered as Schedule 7.9B hereto. Such financial statements shall be accompanied by the audit report of a nationally recognized "Big Six" accounting firm.

     7.10 Notice of Litigation. Until the Closing, (i) Parent, Bionova Mexico, Bionova U.S., and Sub upon learning of the same, shall promptly notify the Company of any Proceeding which is commenced or threatened against Parent (pertaining solely to the transactions contemplated by this Agreement), Bionova Mexico, Bionova U.S., or the Bionova Group and (ii) the Company, upon learning of the same, shall promptly notify Bionova U.S. of any Proceeding which is commenced or threatened against the Company or a Company Subsidiary.

     7.11 Notification of Certain Matters. The Company shall give prompt notice to Bionova U.S. of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article III to be untrue or inaccurate in any material respect at or prior to the Closing. Parent, Bionova Mexico, Bionova U.S. and Sub shall give prompt notice to the Company of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article IV or
Article V to be untrue or inaccurate in any material respect at or prior to the Closing. The delivery of any notice pursuant to this Section shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles IX and X, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     7.12 Bionova U.S. Standstill. Prior to the earlier of the Closing or the termination of this Agreement, none of Parent, Bionova Mexico, the Bionova Group, or any affiliate, director, officer, employee, or representative of Parent, Bionova Mexico or the Bionova Group shall (i) directly or indirectly, solicit, initiate, or conduct discussions or negotiations with any person (other than the Company) concerning any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock, or similar transaction involving Bionova Mexico or the Bionova Group, the securities of the Bionova Group, or any significant assets of Bionova Mexico or the Bionova Group which would result in a change in control of Bionova Mexico or the Bionova Group other than as contemplated by this Agreement (each a "Bionova Acquisition Proposal"), or (ii) disclose directly or indirectly to any person preparing to make a Bionova Acquisition Proposal any confidential information regarding the Bionova Group, or (iii) enter into any agreement, arrangement, understanding, or commitment regarding any Bionova Acquisition Proposal. Notwithstanding the immediately preceding sentence, the Boards of Directors of Parent, Bionova Mexico, Bionova U.S., Sub and the Bionova Group may take any of the actions described in the preceding sentence where they have been advised by legal counsel that taking such actions is advisable in order to fulfill their fiduciary duties. Bionova U.S. shall notify the Company promptly of any Bionova Acquisition Proposal that is received after the date of this Agreement and which a related party desires to accept and shall inform the Company if the Board of Directors of any such party has been advised by counsel to consider such Bionova Acquisition Proposal in order to fulfill the directors' fiduciary duties and shall provide to the Company such information regarding the Bionova Acquisition Proposal as the Company may reasonably request.

     7.13 Indemnification and Insurance. To the full extent permitted by Applicable Law, and subject to the limitations contained in Applicable Law, all rights to indemnification now existing in favor of the directors of the Company as provided in its Certificate of Incorporation or Bylaws in effect on the date of this Agreement shall survive the Merger and shall continue in full force and effect for such period as shall be permitted by Applicable Law and shall be deemed to cover and constitute indemnification obligations of the Surviving Corporation with respect to acts or omissions by such directors through and including the Effective Time of the Merger (but not thereafter). The Surviving Corporation shall cause to be maintained for a period of three years from the Effective Time of the Merger for the benefit of such directors, policies of directors' and officers' liability insurance providing coverage no less favorable than the policies currently maintained by the Company with respect to matters occurring through and including the Effective Time of the Merger (but not thereafter) and with aggregate limits equal to not less than three times the aggregate limits of such currently maintained policies.
During such three year period, Bionova U.S. will fund any "deductible" amount specified in any such policies in the event that a claim is asserted which implicates such policies and then only to the extent that the Surviving Corporation is permitted to do so under such policies and Applicable Law but is unable to do so because of its financial condition. In the event that Bionova U.S. or the Surviving Corporation or any of its successors and assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers and conveys all or substantially all of its property and assets to any person, then, and in each case, proper provisions shall be made so that the successor and assigns of Bionova U.S. or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.13.

     The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each aforementioned indemnified party, his heirs and representatives, and may not be amended, altered or repealed without the written consent of any such indemnified party.

     7.14 Limited Guaranty of Parent. For a period of three years from the Effective Time of the Merger, Parent covenants to provide when requested by Bionova U.S. a guarantee in a form reasonably acceptable to the applicable financial institution of Bionova U.S.'s obligations to such financial institution pursuant to a loan or line of credit (a "Loan") if and only if
(i) Parent's maximum exposure under the guaranty is limited to $20 million, and (ii) the documents evidencing the Loan provide that the amounts loaned to Bionova U.S. from time to time will not exceed the sum of 80% of its and its consolidated subsidiaries' accounts receivable from time to time plus 50% of its and its consolidated subsidiaries' inventory from time to time and will be secured by both such accounts and inventory.

     7.15 Governing Documents. Prior to the Closing, Parent shall (i) cause the governing documents of each of ABSA, Interfruver S.A. de C.V., Asesoria y Servicios del Noreste, S.A. de C.V., Excelencia en Frutas y Verduras, S.A. de C.V., Premier del Pacifico, S.A. de C.V. and Comercializadora Premier S.A. de C.V. to be amended to permit the foreign ownership of such entities capital stock to the maximum extent permitted by Mexican law, and (ii) cause the governing documents of ABSA to be amended to reduce the quorum required to conduct ordinary meetings of the equity owners to a simple majority of the outstanding capital stock of ABSA and to provide that a concurring vote of a simple majority of the present and voted capital stock of ABSA is sufficient to validly pass resolutions at such meetings on such matters that do not require a higher vote under Applicable Law or other governing documents. Such amendments shall be in the form set forth in Schedule 7.15.

     7.16 Fairness Opinion. The Company shall use its best efforts to obtain the fairness opinion referenced in Section 9.4 not later than the date set forth therein.

     7.17 Bionova U.S. Organizational Documents. Not later than the Closing Date, Parent shall cause the certificate of incorporation and bylaws of Bionova U.S., copies of which are included in Schedule 4.3, to be amended if necessary under State Law, in the reasonable judgment of the parties hereto, to accomplish the purpose, and to carry out the intent, of the Governance Agreement.

     7.18 Notices. To the extent that the Company and the Company Subsidiaries, on the one hand, and Parent, Bionova Mexico, Bionova U.S., Sub or any member of the Bionova Group, on the other hand, are required under the terms of any agreement or arrangement, whether written or oral, to notify any third party or to take any other action as a result of the transactions contemplated hereby or the Ancillary Documents, they will effect any such notice or action not later than the date specified in any such agreement or arrangement.


                               ARTICLE VIII

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

     The obligations of Parent, Bionova Mexico, Bionova U.S., Sub, and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     8.1 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     8.2 Stockholder Approval. This Agreement and the Merger shall have been duly and validly adopted and approved by the requisite vote of the holders of Company Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company, the rules of the NASDAQ NMS, and Applicable Law.

     8.3 Legal Proceedings. No Proceeding shall, on the Closing Date, be pending seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.4 Registration Statement. The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Securities and Exchange Commission.

     8.5 Bionova U.S. Common Stock. The Bionova U.S. Common Stock to be issued in connection with the Merger shall have been authorized for quotation on the NASDAQ NMS.


                                ARTICLE IX

                 CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     9.1 Representations and Warranties True. All the representations and warranties of Parent, Bionova Mexico, Bionova U.S. and Sub contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

     9.2  Covenants and Agreements Performed.  Parent, Bionova Mexico,
Bionova U.S. and Sub shall have performed and complied with in all material respects all covenants and agreements required by this Agreement and the Auxiliary Agreements to be performed or complied with by it on or prior to the Closing Date.

     9.3 Certificate. The Company shall have received a certificate executed on behalf of Parent, Bionova Mexico, Bionova U.S. and Sub by the duly authorized chief executive officer or chief financial officer and the secretary of Parent, Bionova Mexico, Bionova U.S. and Sub, dated the Closing Date, representing and certifying, in such detail as the Company may reasonably request, that the conditions set forth in this Article IX have been fulfilled and that Parent, Bionova Mexico, Bionova U.S. and Sub are not in breach of any provision of this Agreement.

     9.4 Fairness Opinion. The Board of Directors of the Company shall have received a written opinion, in form and substance reasonably satisfactory to the Board, of a nationally recognized investment banking firm, dated the date of this Agreement, to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair, from a financial point of view, to the stockholders of the Company, and such opinion shall not have been amended in a manner adverse to the Company or its stockholders or withdrawn.

     9.5 Legal Opinion. The Company shall have been provided with a legal opinion of Thompson & Knight, P.C., in form and substance reasonably satisfactory to the Company, as to the matters specified in Schedule 9.5. In rendering such legal opinion, such counsel may rely on the opinions of other acceptable legal counsel as to matters not covered by U.S. or Texas laws or as otherwise agreed to by the Company.

     9.6 No Material Adverse Change. Since December 31, 1995, there shall not have occurred any Bionova Group Material Adverse Effect.

     9.7 Phase I Environmental. The Company shall have been provided not later than the date on which the Company's preliminary Proxy Statement is first transmitted to the Securities and Exchange Commission with a Phase I environmental review (or its equivalent according to the applicable standards in the country where the property is located), in form and content reasonably satisfactory to the Company, with respect to all material real estate owned, leased or operated by the Bionova Group (other than leased real estate used exclusively for executive office purposes); provided that to the extent that the Bionova Group has obtained a Phase I environmental review (or its equivalent) on any such material property in the 18-month period prior to the date of this Agreement, it shall not be required to obtain an updated version thereof, subject to the reasonable acceptability of the form and content thereof to the Company.

     9.8 Governance Agreement. The Governance Agreement in the form attached hereto as Schedule 9.8 shall have been executed and delivered by Parent and Bionova U.S.

     9.9  Long-Term Funded Research Agreement.  The Long-Term Funded
Research Agreement in the form attached hereto as Schedule 9.9 shall have been executed and delivered by the Company and Parent.

     9.10 Severance Agreements. Severance agreements containing the provision set forth in Schedule 9.10, together with such other terms and conditions as shall be mutually satisfactory to the parties hereto, shall have been executed by the Company and delivered to each of the Company's officers and senior management specified in Schedule 9.10.


                                 ARTICLE X

                   CONDITIONS TO OBLIGATIONS OF PARENT,
                   BIONOVA MEXICO, BIONOVA U.S. AND SUB

     The obligations of Parent, Bionova Mexico, Bionova U.S., and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     10.1 Representations and Warranties True. All the representations and warranties of the Company contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

     10.2 Covenants and Agreements Performed. The Company shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     10.3 Certificate. Bionova U.S. shall have received a certificate executed on behalf of the Company by the president and the vice president-finance of the Company, dated the Closing Date, representing and certifying, in such detail as Bionova U.S. may reasonably request, that the conditions set forth in this Article X have been fulfilled and that the Company is not in breach of any provision of this Agreement.

     10.4 Legal Opinion. Bionova U.S. shall have been provided with a legal opinion of Farella, Braun & Martel and/or Proskauer, Rose, Goetz & Mendelsohn, LLP, in form and substance reasonably satisfactory to Bionova U.S., as to the matters specified in Schedule 10.5. In rendering such legal opinion, such counsel may rely on the opinions of other acceptable legal counsel as to matters not covered by U.S., California or New York laws, as the case may be, or as otherwise agreed to by Bionova U.S.

     10.5 No Material Adverse Change. Since December 31, 1995, there shall not have occurred any Company Material Adverse Effect.

     10.6 Preemptive Rights. No party, if any, holding preemptive rights to acquire capital stock or any other security of the Company or a Company Subsidiary shall have notified the Company or the Company Subsidiary, as the case may be, of the exercise of any such rights.

     10.7 Phase I Environmental. Bionova U.S. shall have been provided not later than the date on which the Company's preliminary Proxy Statement is first transmitted to the Securities and Exchange Commission with a Phase I environmental review (or its equivalent according to the applicable standards in the country where the property is located), in form and content reasonably satisfactory to Bionova U.S., with respect to all material real estate owned, leased or operated by the Company or any Company Subsidiary (other than leased real estate used exclusively for executive office purposes); provided that to the extent that the Company or any Company Subsidiary has obtained a Phase I environmental review (or its equivalent) on any such material property in the 18-month period prior to the date of this Agreement, it shall not be required to obtain an updated version thereof, subject to the reasonable acceptability of the form and content thereof to Bionova U.S.

     10.8 Authorized Shares. Prior to June 30, 1996, the Company shall have reserved sufficient authorized shares of Company Common Stock to meet its contractual obligations to the holders of the options and/or warrants listed on Schedule 10.8. Bionova U.S. acknowledges that in order to accomplish this, the Company may be required to take action for which Bionova U.S.'s consent is required pursuant to Section 6.2. If such consent is required, Bionova U.S. agrees it shall not be unreasonably withheld or delayed.


                                ARTICLE XI

                    TERMINATION, AMENDMENT, AND WAIVER

     11.1 Termination. With Bionova U.S. acting for such purpose on behalf of itself and on behalf of Parent, Bionova Mexico and Sub, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company) in the following manner:

          (a)  by mutual written consent of the Company and Bionova U.S.;
     or

          (b) by either the Company or Bionova U.S., if the Closing shall not have occurred on or before July 31, 1996, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (b); or

          (c) by either the Company or Bionova U.S., if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

          (d) by either the Company or Bionova U.S., if the stockholders of the Company shall have failed to approve this Agreement and the Merger at a special meeting called for such purpose; or

          (e) by the Company no later than fifteen days after a Schedule Delivery Date for Bionova U.S. if, as a result of the delivery of any such schedule on such date, the Company shall have become aware of material facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Bionova Group which, in the good faith judgment of the Company, make it inadvisable for the Company to proceed with the consummation of the transactions contemplated hereby; or

          (f) by Bionova U.S. no later than fifteen days after a Schedule Delivery Date for the Company if, as a result of the delivery of any such schedule on such date, Bionova U.S. shall have become aware of material facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company or any Company Subsidiary which, in the good faith judgment of Bionova U.S., make it inadvisable for Bionova U.S. to proceed with the consummation of the transactions contemplated hereby; or

          (g) by the Company, in the event of a material breach by Parent, Bionova U.S., or Sub of any representation, warranty, covenant or agreement contained herein which is not curable or has not been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within thirty days following receipt by Bionova U.S. of written notice of such breach from the Company; or

          (h) by Bionova U.S., in the event of a material breach by the Company of any representation, warranty, covenant or agreement contained herein which is not curable or has not been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within thirty days following receipt by the Company of written notice of such breach from Bionova U.S.; or

          (i)  by the Company, if, for the twelve month period ended
     December 31, 1995, the Earnings Before Interest and Tax (net of minority interests) of the entities that will constitute the Bionova Group as of the Closing as set forth in the financial statements of the Bionova Group delivered pursuant to Section 7.9(a) (Delivery of 1995 Audited Financial Statements) are less than $6 million; or

          (j) by either the Company or Bionova U.S., if the Board of Directors of the Company shall have approved and/or recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 11.3(e)).

     11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by the Company, on the one hand, or Bionova U.S., on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section, in Sections 7.7 and 11.3, in Article XII, and in applicable provisions of Article XIII shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties pursuant to the Confidentiality Agreement referred to in
Section 7.1, except to the extent specified in such agreement.

     11.3 Expenses.

          (a) Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the transactions contemplated hereby are consummated; provided, that all such fees and expenses incurred by any of Bionova Mexico, Bionova U.S. or Sub shall be paid by Parent (other than the expenses pertaining to compliance with the HSR Act and the expenses associated with the printing and filing of the Registration Statement, all of which shall be funded by Bionova U.S.); and provided further, that Bionova U.S. and the Company shall share equally all fees and expenses, other than attorney's fees, incurred in relation to the printing and filing of the Registration Statement (including any related preliminary materials) and any amendments or supplements.

          (b) The Company shall pay Bionova U.S. up to $1,500,000 as reimbursement for expenses of Parent, Bionova Mexico, Bionova U.S., Sub and the Bionova Group actually incurred relating to the transactions contemplated by this Agreement prior to termination (including without limitation fees and expenses of Bionova U.S.'s counsel, accountants and financial advisers) upon the earliest to occur of the following:

               (i) the termination of this Agreement by Bionova U.S. pursuant to Section 11.1(f); or

               (ii) the termination of this Agreement by Bionova U.S. pursuant to Section 11.1(h) after a breach by the Company of this Agreement; or

               (iii) the termination of this Agreement pursuant to Section 11.1(j); or

               (iv) the termination of the Agreement by the Company pursuant to Section 11.1(b) at a time when Bionova U.S. could have terminated the Agreement pursuant to Section 11.1(h).

          (c) Parent or Bionova U.S. shall pay the Company up to $1,500,000 as reimbursement for expenses of the Company actually incurred relating to the transactions contemplated by this Agreement prior to termination (including without limitation fees and expenses of the Company's counsel, accountants and financial advisers) upon the earliest to occur of the following:

               (i) the termination of this Agreement by the Company pursuant to Section 11.1(e); or

               (ii) the termination of this Agreement by the Company pursuant to Section 11.1(g) after a breach by Parent, Bionova Mexico, Bionova U.S., or Sub of this Agreement; or

               (iii) the termination of the Agreement by Bionova U.S. pursuant to Section 11.1(b) at a time when the Company could have terminated the Agreement pursuant to Section 11.1(g).

          (d) In addition to any amounts required to be paid by the Company pursuant to Section 11.3(b), the Company shall pay Bionova U.S. (or any person designated by Bionova U.S. for such purpose) a fee equal to the excess of $2,000,000 over the amount paid by the Company pursuant to Section 11.3(b) if, within one year from the date of termination of this Agreement for any of the reasons set forth in Section 11.3(b), an Alternative Transaction occurs, the Company announces publicly its intention to enter into an Alternative Transaction, or the Company enters into an agreement contemplating an Alternative Transaction. Such payment shall be made upon the earlier to occur of the events described in the preceding sentence.

          (e)  As used in this Agreement, "Alternative Transaction" means
     (i) a transaction pursuant to which any person (or group of persons) other than Bionova U.S. or its affiliates (a "Third Party") acquires capital stock (or other securities which are convertible, exchangeable or exercisable into voting capital stock) of the Company representing more than 15% (for purposes of Section 11.1(j)) or 35% (for purposes of Section 11.3(d)) of the outstanding voting power of the Company, whether from the Company, pursuant to a tender offer or exchange offer, or otherwise; (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires capital stock (or other securities which are convertible, exchangeable or exercisable into voting capital stock) of the Company representing more than 15% (for purposes of Section 11.1(j)) or 35% (for purposes of Section 11.3(d)) of the outstanding voting power of the Company or the entity surviving such merger or business combination; or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to more than 15% (for purposes of Section 11.1(j)) or 35% (for purposes of Section 11.3(d)) of the fair market value of all the assets of the Company immediately prior to such transaction.

     11.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

     11.5 Waiver. Each of the Company and Bionova U.S. may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other's agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.


                                ARTICLE XII

                               MISCELLANEOUS

     12.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Article I, Article II, Article XII, and Sections 7.1, 7.5, 7.13, 7.14, 11.3, 12.2, 12.3, 12.5,
12.6 and 12.14.

     12.2 Indemnification.

          (a) Subject to the terms and conditions of this Section 12.2, Parent shall indemnify and hold harmless Bionova U.S. from and against any and all losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Losses"), incurred by Bionova U.S. or any member of the Bionova Group, directly or indirectly, by reason of, relating to, or resulting from any of the events ("Triggering Events") described on Schedule 12.2-1 (collectively, "Company Claims").

          (b) Parent shall not have any indemnification obligation pursuant to this Section 12.2 or otherwise in respect of this Agreement unless before the Claim Limitation Date it shall have received from Bionova U.S. written notice that a Triggering Event has occurred (a "Claim Notice"). The Claim Notice shall set forth with reasonable specificity (i) the factual basis for asserting that a Triggering Event has occurred and (ii) an estimate of the amount of Losses to be incurred as a direct or indirect result of such Triggering Event (which estimate shall not be conclusive of the final amount of indemnification) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein. The decision to deliver a Claim Notice shall be in the sole discretion of the DNAP Independent Directors as such term is defined in the Governance Agreement. The "Claim Limitation Date" shall be the first anniversary of the Closing Date (except for matters identified in items 1 and 4 of Schedule 12.2-1, in which case the Claim Limitation Date shall be the Final Claim Date, as defined below).

          (c)  The indemnification obligations of Parent pursuant to this
     Section 12.2 shall be subject to the following limitations and other provisions:

               1. No indemnification shall be required to be made by Parent with respect to any Company Claims unless the aggregate amount of Losses incurred by Bionova U.S. and the Bionova Group with respect to all Company Claims, less all reductions and other adjustments provided for in this Section 12.2(c), exceeds $300,000, in which event indemnification will relate back to the first dollar of Loss.

               2. Parent's indemnification obligation hereunder shall in no event exceed $1,500,000.

               3. Any indemnity payments owed by Parent to Bionova U.S. pursuant to this Section 12.2 shall be reduced by the amount of the Indemnity Offset, if any, provided that Parent has delivered an Offset Notice to Bionova U.S. before the first anniversary of the Closing Date. The "Indemnity Offset" shall be the aggregate Losses incurred by Bionova U.S. and the Surviving Corporation by reason of, relating to, or resulting from any of the events described on Schedule 12.2-2 ("Offset Events"). "Offset Notice" means a written notice setting forth with reasonable specificity
          (i) the factual basis for asserting that an Offset Event has occurred and (ii) an estimate of the amount of Losses to be incurred as a direct or indirect result of such Offset Event (which estimate shall not be conclusive of the final amount of offset) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein.

               4. Any indemnity payments owed by Parent to Bionova U.S. pursuant to this Section 12.2 arising from Losses incurred by a company of the Bionova Group shall be reduced to the product of
          (x) the amount of such Losses multiplied by (y) the percentage of the equity of such company owned directly or indirectly by Bionova U.S.

               5. Any indemnity payments owed by Parent to Bionova U.S. pursuant to this Section 12.2 as a result of any Company Claim shall be reduced to the extent of any amounts actually received by Bionova U.S. or any other member of the Bionova Group pursuant to the terms of any insurance policies or contractual indemnities covering such claim. The amount of the Indemnity Offset shall likewise be reduced to the extent of any amounts actually received by Bionova U.S. or the Surviving Corporation pursuant to the terms of any insurance policies or contractual indemnities covering such matters.

               6. Notwithstanding any other provision of this Section 12.2, Parent will have no obligation to make any payment to Bionova U.S. relating to a matter described on Schedule 12.2-1 unless, prior to the date of the 1999 annual meeting of shareholders of Bionova U.S. (the "Final Claim Date"), (i) a Governmental Entity has issued an order or assessment against a member of the Bionova Group with respect to that matter,
          (ii) Bionova U.S. or a member of the Bionova Group has agreed to make a payment in settlement of that matter, or (iii) Parent has become obligated to make such payment pursuant to Section 12.2(d).

          (d) With respect to any Company Claim for which a Claim Notice was delivered to Parent prior to the applicable Claim Limitation Date, Parent will pay Bionova U.S. the amount required to be paid by it hereunder no later than ten days after receiving from Bionova U.S. evidence of the actual payment by Bionova U.S. or a member of the Bionova Group of the relevant Losses. If (i) an Offset Notice was delivered to Bionova U.S. before the first anniversary of the Closing Date, and (ii) Parent has made an indemnity payment to Bionova U.S. under this Section 12.2, and (iii) thereafter, Bionova U.S. or the Surviving Corporation incurs Losses constituting an Indemnity Offset, then Bionova U.S. will pay Parent the amount of the Indemnity Offset no later than ten days after receiving from Parent evidence of the actual payment by Bionova U.S. or the Surviving Corporation of the Losses constituting the Indemnity Offset; provided that in no event shall Bionova U.S. be required to pay to Parent more than it has received from Parent pursuant to this Section 12.2.

     12.3 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) sent by prepaid overnight courier service, or (iii) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          If to Parent, Bionova Mexico, Bionova U.S., or Sub:

               c/o Pulsar Internacional, S.A. de C.V.
               Edificio Torrealta
               Av. Roble 300 Mezzanine
               66265 Garza Garcia, N.L.
               Mexico
               Attention: Lic. Alejandro Sanchez
               Telefax:  011-528-335-6993

          with a copy to:

               Joe A. Rudberg
               Thompson & Knight, P.C.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas 75201
               Telefax:  (214) 969-1751

          If to the Company:

               DNA Plant Technology Corporation
               6701 San Pablo Avenue
               Oakland, California 94608
               Attention: Robert Serenbetz, Chief Executive Officer and
                         Legal Department
               Telefax:  (510) 450-9395

          with a copy to:

               Farella, Braun & Martel
               235 Montgomery Street
               San Francisco, California 94104
               Attention: M. Greg Allio
               Telefax:  (415) 954-4480

Such notices, requests, demands, and other communications shall be effective upon actual receipt by the intended recipient.

     12.4 Entire Agreement. This Agreement, together with the Schedules, Ancillary Documents, Agreements, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

     12.5 Binding Effect; Assignment; No Third Party Benefit.  This
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as provided in Section 12.1, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     12.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     12.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     12.8 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

     12.9 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     12.10 Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     12.11 References. All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Unless the context otherwise requires, each reference herein to a Schedule refers to the item identified separately in writing by the parties hereto as the described Schedule to this Agreement. All Schedules are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     12.12 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     12.13 Assignment. Notwithstanding anything to the contrary set forth herein and provided that Seminis, Inc. executes and delivers a written instrument assuming all of Parent's obligations hereunder under such circumstances, not later than the date on which the Proxy Statement is first transmitted in preliminary form to the Securities and Exchange Commission, Bionova Mexico shall be entitled to transfer its ownership interest in Bionova U.S. to Seminis, Inc., a majority owned subsidiary of Parent, so that Bionova U.S. then becomes a direct wholly-owned subsidiary of Seminis, Inc. Parent shall notify the Company in writing of any such transfer and shall provide a counterpart original of such instrument of assumption to the Company, which instrument shall be in a form reasonably acceptable to the Company. After any such transfer and upon the Effective Time of the Merger, Parent shall be released from any further obligations hereunder (except for its obligations under Sections 7.14, 11.3 and 12.2 and under the Governance Agreement and the Long-Term Funded Research Agreement) and any representation and warranty or other reference herein as to the ownership of the capital stock of Bionova U.S. shall be deemed to have been amended to reflect such new ownership. Any such transfer shall not affect the obligations of Bionova Mexico, Bionova U.S. or Sub hereunder.

     12.14 Confidentiality Agreement and Standstill. The Confidentiality Agreement, including the standstill provisions included therein, shall survive the execution and delivery of this Agreement and shall automatically terminate, expire and be of no further force and effect upon the first to occur of (i) the Effective Time of the Merger or (ii) the expiration date, if any, set forth therein.


                               ARTICLE XIII

                                DEFINITIONS

     13.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

          "affiliate" has the meaning specified in Rule 12b-2 promulgated under the Exchange Act (except as otherwise provided in Section 3.21 and Section 5.16).

          "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed by the Company, Parent, Bionova Mexico, Sub or Bionova U.S. in connection with the execution of this Agreement or the transactions contemplated hereby.

          "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Bionova Group" means Bionova, S.A. de C.V., a corporation organized under the laws of the United Mexican States, International Produce Holding Company, a Delaware corporation; R.B. Packing, Inc., an Arizona corporation; Batiz and Sons, Inc., an Arizona corporation; R.B. Packing of California, Inc., a California corporation; Tanimura Distributing Inc., a California corporation; Premier Fruits and Vegetables BBL Ltd., a Quebec corporation; Agricola Batiz, S.A. de C.V., a corporation organized under the laws of the United Mexican States; Comercializadora Premier, S.A. de C.V. a corporation organized under the laws of the United Mexican States; Interfruver, S.A. de C.V. a corporation organized under the laws of the United Mexican States; Premier del Pacifico, S.A. de C.V., a corporation organized under the laws of the United Mexican States; Excelencia en Frutas y Verduras, S.A. de C.V., a corporation organized under the laws of the United Mexican States; Asesoria y Servicios del Noreste, S.A. de C.V., a corporation organized under the laws of the United Mexican States; and R.B. Packing of Texas, Inc., a Texas corporation.

          "Bionova Group Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of Bionova Mexico, Bionova U.S., Sub, and the Bionova Group considered as a whole or on the ability of Parent, Bionova Mexico, Bionova U.S., or Sub to perform on a timely basis any material obligation of Bionova Mexico, Bionova U.S., Parent or Sub under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Company Subsidiaries considered as a whole or on the ability of the Company to perform on a timely basis any material obligation of the Company under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "independent director" means a person serving as a director of a company other than an officer or employee of such company or its subsidiaries or any other individual having a relationship which, in the opinion of the board of directors of such company, would interfere with the exercise by that person of independent judgment in carrying out the responsibilities of a director.

          "Intellectual Property" means patents, plant variety protection certificate rights, breeders' rights, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, technology, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, and rights with respect to any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Loan Agreement" means that certain Loan Agreement of even date herewith between Bionova U.S. and the Company as well as the "Loan Documents" referred to in Section 1.21 of such Loan Agreement.

          "Non-Exclusive Patent License Agreement" means that certain Non-Exclusive Patent License Agreement of even date herewith between the Company and Bionova U.S.

          "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

          "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

          "reasonable best efforts" means a party's reasonable best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Sole Patent License" means that certain Sole Patent License executed by Bionova U.S. and the Company as of the date of this Agreement as required under the Loan Agreement.

          "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests, is owned, directly or indirectly, by the relevant entity, or any limited partnership of which the relevant entity or any Subsidiary is a general partner. Subsidiaries of the Company are sometimes referred to herein as "Company Subsidiaries."

          "Tax" or "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

          "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

          "to the best knowledge of the Company" (or similar references to the Company's knowledge) means the knowledge of any of the Company's officers, as such knowledge has been obtained in the normal conduct of the business of the Company or in connection with the preparation of the Schedules to this Agreement and the furnishing of information to Bionova U.S. as contemplated by this Agreement, after having made a reasonable investigation of the accuracy of the representations and warranties made by the Company in this Agreement or in any document, certificate, or other writing furnished by the Company to Bionova U.S. pursuant hereto or in connection herewith.

          "to the best knowledge of Bionova U.S." (or similar references to Bionova U.S.'s knowledge) means the knowledge of any of Parent's, Bionova Mexico, Bionova U.S.'s or Sub's officers, as such knowledge has been obtained in the normal conduct of the business of the Bionova Group or in connection with the preparation of the Schedules to this Agreement and the furnishing of information to the Company as contemplated by this Agreement, after having made a reasonable investigation of the accuracy of the representations and warranties made by Parent, Bionova Mexico, Bionova U.S. and Sub in this Agreement or in any document, certificate, or other writing furnished by Parent, Bionova Mexico, Bionova U.S. and Sub to the Company pursuant hereto or in connection herewith.

     13.2 Certain Additional Defined Terms. In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 13.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

         Defined Term                       Section Reference

Acquisition Proposal                             7.2
agreements                                       3.24; 5.19
AGS                                              3.22
Alternative Transaction                          11.3
Applicable Environmental Laws                    3.26
associate                                        5.25
Benefit Arrangements                             3.25; 5.20
Bionova Group Financial Statements               5.5
Bionova U.S. Acquisition Proposal                7.12
Bionova U.S. Common Stock                        2.1
Certificate                                      2.3
Claim Limitation Date                            12.2
Claim Notice                                     12.2
Closing                                          1.3
Closing Date                                     1.3
Company Claims                                   12.2
Company Common Stock                             2.1
Company Convertible Exchangeable Preferred Stock 2.1
Company Series A Preferred Stock                 2.1
Company Stock                                    2.1
Company Stock Option                             2.5
Confidential Information                         7.1
Confidentiality Agreement                        7.1
Dissenting Shares                                2.2
Effective Time                                   1.2
Employee Plans                                   3.25; 5.16
Exchange Agent                                   2.3
Final Claim Date                                 12.2
Garching                                         3.22
hazardous material                               3.26
Indemnity Offset                                 12.2
Losses                                           12.2
Merger                                           1.1
Merger Consideration                             2.1
Multiemployer Plan                               3.25; 5.20
NASDAQ NMS                                       2.3
Offset Events                                    12.2
Offset Notice                                    12.2
Option/License Agreement                         3.22
Parent Directors                                 7.16
Payment Fund                                     2.3
Proxy Statement                                  7.3
Real Property                                    3.18; 5.13
Registration Statement                           7.4
Schedule Delivery Date                           7.8
SEC Filings                                      3.10
Special Meeting                                  7.3
State Law                                        1.1
Surviving Corporation                            1.1
Third Party                                      11.3
Triggering Event                                 12.2

    13.3 Construction. Unless herein otherwise provided, or unless the context shall otherwise require, words importing the singular number shall include the plural number, and vice versa; the terms "herein", "hereof", "hereby", and "hereunder", or other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section, or other subdivision in which any such terms may be employed; and references to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

EMPRESAS LA MODERNA,           DNA PLANT TECHNOLOGY
S.A. de C.V.
CORPORATION


By: /s/  Carlos Herrera        By:  /s/  Robert Serenbetz
  Name:  Carlos Herrera           Name:  Robert Serenbetz
  Title:  Director                Title:  Chief Executive Officer


By: /s/  Erik Jurgensen
  Name:  Erik Jurgensen
  Title:  Attorney-in-Fact


BIONOVA, S.A. de C.V.


By: /s/  Carlos Herrera
  Name:  Carlos Herrera
  Title:  Director General


By: /s/  Erik Jurgensen
  Name:  Erik Jurgensen
  Title:  Attorney-in-Fact


BIONOVA U.S. INC.


By: /s/  Carlos Herrera
  Name:  Carlos Herrera
  Title: Chairman of the Board and Chief Executive Officer


BIONOVA ACQUISITION, INC.


By: /s/  Carlos Herrera
  Name:  Carlos Herrera
  Title: Chairman of the Board and Chief Executive Officer